EXHIBIT 4.11

US$ 6,000,000

SECOND LIEN FACILITY AGREEMENT

dated          December 2004

between

GEOLOGISTICS LIMITED

and

CITIGROUP GLOBAL MARKETS INC. and BEAR, STEARNS & CO. INC.
as joint lead arrangers and joint book running managers

and

CITICORP NORTH AMERICA, INC.
as administrative agent

and

BEAR STEARNS CORPORATE LENDING INC.
as syndication agent

WEIL, GOTSHAL & MANGES

One South Place   London   EC2M 2WG

Tel: +44 (0) 20 7903 1000   Fax: +44 (0) 20 7903 0990

www.weil.com

i

ii

iii

THIS AGREEMENT is dated 28 December 2004 and made between:

(1)                                 GEOLOGISTICS LIMITED a company registered in England and Wales with registration number 00112456 (the “Borrower”);

(2)                                 GEOLOGISTICS CORPORATION, a Delaware Corporation (“GLC”), and those SUBSIDIARIES of GLC listed in Part I of Schedule 1 as original guarantors (together with GLC, the “Original Guarantors”);

(3)                                 CITIGROUP GLOBAL MARKETS INC. and BEAR STEARNS & CO. INC. each as joint lead arrangers and joint book running managers (together the “Arrangers”);

(4)                                 THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(5)                                 CITICORP NORTH AMERICA INC. as administrative agent of the other Finance Parties (the “Administrative Agent”); and

(6)                                 BEAR STEARNS CORPORATE LENDING INC. as syndication agent (the “Syndication Agent” and together with the Administrative Agent, the “Agents”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1                                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 22 (Changes to the Obligors).

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling or that is controlled by or is under common control with such person, each officer, director, general partner or joint-venturer of such person, and each person that is the beneficial owner of 10% or more of any class of voting Share Capital of such person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable GAAP” means either GAAP or US GAAP, as the case may be, in accordance with which the audited financial statements of the relevant person are prepared.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Asia Pacific” means GeoLogistics (Asia Pacific) Limited, a company organised and existing under the law of the British Virgin Islands.

“Asset Sale” has the meaning specified in Clause 19.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Facility” means the aggregate for the time being of each Lender’s unutilised Commitment.

“Breach Amount” has the meaning given to the term in Clause 20.1(c)(ii) (Events of Default).

“Break Costs” means the amount (if any) by which:

(a)                                  the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City.

“Capital Lease” means, as applied to any person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such person as lessee that, in accordance with Applicable GAAP, is required to be reflected as a liability on the balance sheet of such person.

“Cash Equivalent” means, at any time, each of the following:

(a)                                  any evidence of indebtedness with a maturity date of 90 days or less issued or directly and fully guaranteed or insured by a member government of the Organisation for Economic Cooperation and Development; provided, however, that the full faith and credit of the that member government of the Organisation for Economic Cooperation and Development is pledged in support thereof;

(b)                                  certificates of deposit or bankers’ acceptances with a maturity of 90 days or less of any financial institution that is regulated by the Financial Services Authority or is a member of the United States of America Federal Reserve System having combined capital and surplus and undivided profits of not less than US$250,000,000;

(c)                                  commercial paper (including variable rate demand notes) with a maturity of 90 days or less issued by a company or corporation (except an Affiliate of any Restricted Person) organised under the laws of England and Wales or any state of the United States of America or the District of Columbia, United States of America and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s;

(d)                                  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than US$250,000,000;

(e)                                  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by a member government of the Organisation for Economic Cooperation and Development or issued by any governmental agency of a member government of the Organisation for Economic Cooperation and Development and backed by the full faith and credit by a member government of the Organisation for Economic Cooperation and Development, in each case maturing within 90 days or less from the date of acquisition; provided, however, in the case of repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and

(f)                                    investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in paragraphs (a) through (e) above.

“Change of Control” means (a) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the United States of America Securities Exchange Act of 1934 (as amended)), except for one or more Questor Funds, of beneficial ownership, directly or indirectly, of 50% or more of the voting power of the total outstanding voting Share Capital of GLC or (b) the failure of GLC to own beneficially, directly or indirectly, 100% of the voting power of the total outstanding voting Share Capital of the Borrower or any other Obligor (other than GLC).

“Closing Date” means the date on which the first Utilisation is made.

“Commitment” means:

(a)                                  in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Debenture” means the debenture dated on or about the date hereof between the Borrower and the Security Trustee for and on behalf of the Finance Parties.

“Debt Issuance” means the incurrence by GLC or any of its Subsidiaries of indebtedness for borrowed money or of any other obligation evidenced by bonds, notes, debentures or similar instruments, excluding, any indebtedness permitted pursuant to Clauses 19.8 (Indebtedness) (a), (b), (c), (d), (f), (g), (h) and (i) and excluding, in the case of Clause 19.8 (e) and to the extent of any Breach Amount, any credit support provided pursuant to Clause 20.1(c)(ii).

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Interest Rate” has the meaning given to the term in Clause 8.3(a) (Default Interest).

“Deposit Account Control Agreement” means an agreement in writing, in form and substance satisfactory to each Agent, by and among the Administrative Agent, each US Loan Party and any bank at which any deposit account of such US Loan Party is at any time maintained.

“EBITDA” means, with respect to any person (on an unconsolidated basis for each component hereof), with respect to any period, an amount equal to the sum of the following:  (a) the Net Income of such person for such period determined in accordance with US GAAP, plus (b) depreciation, amortisation and other non-cash charges (including, but not limited to, imputed interest, write down of goodwill and deferred compensation) of such person for such period (to the extent deducted in the computation of Net Income), all in accordance with US GAAP, plus (c) Interest Expense of such person for such period (to the extent deducted in the computation of Net Income), and plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Net Income).

“Eligible Assignee” means (a) a Lender or any Affiliate of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent or (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

“Environmental Laws” means all laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Restricted Person’s business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

“Equity Issuance” means the issue or sale of any Share Capital of (i) GLC to any person other than the Permitted Holders and (ii) in the case the Share Capital of any Subsidiary of GLC, to any person other than GLC and its Subsidiaries.

“ERISA” means the United States of America Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person required to be aggregated with any Restricted Person under Sections 414(b), 414(c), 414(m) or 414(o) of the United States of America Internal Revenue Code of 1986, as currently amended.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan or Multiemployer Plan; (b) the adoption of any amendment to a Plan or Multiemployer Plan that would require the provision of security pursuant to Section 401(a)(29) of the United States of America Internal Revenue Code of 1986 or Section 307 of ERISA; (c) the existence with respect to any Plan or Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the United States of America Internal Revenue Code of 1986 or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the United States of America Internal Revenue Code of 1986 or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which any Restricted Person is a “disqualified person” (within the meaning of Section 4975 of the United States of America Internal Revenue Code of 1986) or with respect to which any Restricted Person could otherwise be liable; (f) a complete or partial withdrawal by any Restricted Person or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganisation; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the United States Pension Benefit Guaranty Corporation to terminate a Plan or Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than the United States Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Restricted Person or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan or Multiemployer Plan including any Plan or Multiemployer Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Restricted Person in excess of US$500,000 (other than liabilities for routine funding of benefits).

“Event of Default” has the meaning specified in Clause 20.1 (Events of Default).

“Expo” means GeoLogistics Expo Services, LLC, a Georgia limited liability company.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the fee letter, dated 8 November, 2004, addressed to GLC from the Agents and the Arrangers and accepted by GLC on 8 November, 2004, with respect to certain fees, expenses and other amounts to be paid from time to time to the Agents and the Arrangers.

“Final Maturity Date” means the earlier of (a) the 547th day after the Closing Date and (b) the earliest of the final maturities of the US Senior Facility and the UK Senior Facility (whether scheduled, by acceleration of otherwise).

“Finance Document” means this Agreement, the UK Intercreditor Agreement, any Fee Letter, any Accession Deed, the Debenture, the Intermediate Holding Companies Debenture, the Share Mortgage, the Security Trust Deed and any other document designated as such by each of the Agents and the Borrower.

“Finance Party” means the Administrative Agent, an Arranger, the Syndication Agent or a Lender.

“Fund” means any person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United Kingdom as in effect from time to time.

“GIFL” means GeoLogistics International Finance Ltd., a limited liability company organised under the laws of Ireland.

“GIFL US Intercompany Obligations” means any loan or advance from any US Loan Party to GIFL, together with any interest thereon and any guaranties thereof by any Obligor pursuant to this Agreement.

“GLA” means GeoLogistics Americas, Inc., a Delaware corporation.

“GLC” means GeoLogistics Corporation, a Delaware corporation.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Share Capital ownership or otherwise, by any of the foregoing.

“Grantor Parties” means each of the Restricted Persons other than the Subsidiaries of Holdings Bermuda.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings Bermuda” means GeoLogistics (Holdings) Bermuda Limited, a company organised and existing under the law of Bermuda.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Intellectual Property” means, in each case whether now owned and hereafter arising or acquired, all patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

“Intercreditor Agreements” means the UK Intercreditor Agreement and the US Intercreditor Agreement.

“Interest Expense” means, for any period, with respect to any person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding (a) amortisation of discount and amortisation of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated by this Agreement and the US Second Lien Credit Agreement, (i) interest paid in property other than cash and (b) any other interest expense not payable in cash.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Intermediate Holding Company” means each person (a) in which, directly or indirectly GLC owns Share Capital and (b) that owns directly or indirectly any Share Capital of Asia Pacific, beneficially or otherwise.

“Intermediate Holding Companies Debenture” means the debenture dated on or about the date hereof among certain of the Intermediate Holding Companies and the Security Trustee for and on behalf of the Finance Parties.

“International Management” means GeoLogistics International Management (Bermuda) Limited.

“Inventory” means all of each Restricted Person’s now owned and hereafter existing or acquired goods, whenever located, which (a) are leased by such Restricted Person as lessor, (b) are held by such Restricted Person for sale or lease or to be furnished under a contract of service, (c) are furnished by such Restricted Person under a contract of service or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Lender” means:

(a)                                  any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                  the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Bank to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

“LIW” means LIW Holdings Corp., a Delaware corporation.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)                                  prior to any Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately prior to the reduction); or

(b)                                  on and after the first time any Loans are outstanding, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means:

(a)                                  during the period commencing on the Closing Date and ending on the date that is 270 days after the Closing Date, 6.50 per cent. per annum;

(b)                                  during the period commencing 271 days after the Closing Date and ending on the date that is 450 days after the Closing Date, 8.50 per cent. per annum; and

(c)                                  during the period commencing 451 days after the Closing Date until on or before the Final Maturity Date, 10.50 per cent. per annum.

“Material Contract” means (a) any contract or other agreement (other than the Finance Documents), written or oral, of any Restricted Person involving monetary liability of or to any person in an amount in excess of US$1,000,000 in any fiscal year, or US$500,000 in the fiscal year in which the Final Maturity Date occurs and (b) any other contract or other agreement (other than the Finance Documents), whether written or oral, to which any Restricted Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Restricted Person or the validity or enforceability of this Agreement, any of the other Finance Documents, or any of the rights and remedies of the Agents hereunder or thereunder.

“MIL” means Matrix International Logistics, Inc., a Delaware Corporation.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the first and last Month of any period.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current plan year or the immediately preceding 6 plan years contributed to by any US Obligor or any ERISA Affiliate.

“Net Cash Proceeds” means proceeds received by any US Loan Party after the Closing Date in cash or Cash Equivalents from any of the following (a) any Property Loss Event or Asset Sale, other than an Asset Sale permitted by paragraphs (a)(iii)(A), (B), (C), (D), (E), (F), (G),

(H), (I) or (J) of Clause 19.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) hereof, net of (i) the reasonable cash costs of sale, collection, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on indebtedness (other than any of the amounts outstanding under the Finance Documents) secured by the assets subject to such Asset Sale; provided, however, that evidence of each of (i), (ii), and (iii) above is provided to each of the Agents in form and substance satisfactory to each of them, (b) (i) any Equity Issuance (other than any such Share Capital issuance by GLC occurring in the ordinary course of business to any director, member of the management or employee of GLC or its Subsidiaries) or (ii) any Debt Issuance, in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this paragraph (b), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to each Agent.

“Net Income” means, with respect to any person, for any period, the aggregate of the net income (loss) of such person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with US GAAP; provided, however, that the effect of any change in accounting principles adopted by such person or its Subsidiaries after the date hereof shall be excluded.  For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss realised upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Share Capital of such person or a Subsidiary of such person and any net income realised as a result of changes in accounting principles or the application thereof to such person.

“Obligations” means the Loan and all other amounts, obligations, covenants and duties owing by the Borrower to either Agent, any Lender, any Affiliate of any of them or any Indemnitee (as defined in Clause 16 (Guarantee and Indemnity)), of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guarantee, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Finance Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Finance Document.

“Obligor” means the Borrower or a Guarantor.

“Original Guarantor” means those Guarantors as at the date of this Agreement as referenced in the recitals to this Agreement.

“Original Obligor” means the Borrower or an Original Guarantor.

“Other Restricted Person” means any Subsidiary of Holdings Bermuda.

“Party” means a party to this Agreement.

“Permitted European Consolidation” means the sale by GLC and LEP Holdings GmbH of their interests in GeoLogistics SarL (Italy) to GeoLogistics GmbH (Germany).

“Permitted Holder” means the persons listed on Schedule 9 (Permitted Holders) and their respective successors.

“Permitted Holder Share Capital” means the preferred share capital of GLC issued to the Questor Funds upon conversion of convertible debt owed to the Questor Funds in an aggregate principal amount of not more than $25,781,219.62 plus any unpaid interest accrued to such principal (which, on the date of such issuance equalled $710,415.84).

“Permitted Liquidation” means the liquidation of (a) any US Group Member into any other US Group Member or GLC, (b) any Intermediate Holding Company (other than Holdings Bermuda or International Management) into any other Intermediate Holding Company or GLC, (c) any UK Group Member other than the Borrower into another UK Group Member or the Borrower, or (d) any Other Restricted Person (other than Asia Pacific) into any Other Restricted Person; provided, however, that, in order to qualify as a Permitted Liquidation, each Restricted Person shall have complied with Clause 19.22 (Further Assurances) to the satisfaction of each Agent prior to the consummation of the liquidation and after giving effect thereto.

“Permitted Sale” means any sale, assignment, lease, transfer or other disposition of any assets of GLC or its Subsidiaries out of the ordinary course of business in an aggregate amount not exceeding US$3,000,000 per fiscal year (or US$1,500,000 for the fiscal year in which the Final Maturity Date occurs) for all such sales, assignments, acquisitions or dispositions made by GLC or any of its Subsidiaries.

“Permitted Subsidiaries” means any wholly-owned subsidiary of any US Group Member, UK Group Member or any Other Restricted Person; provided, however, that in the case of any such US Group Member or UK Group Member, such US Group Member or UK Group Member shall have complied (and caused such subsidiary to comply) with Clause 19.22 (Further Assurances) to the satisfaction of each Agent.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Restricted Person or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Property Loss Event” means (a) any loss of or damage to property of any Obligor or any Subsidiary of any Obligor that results in the receipt by such person of proceeds of insurance in excess of US$500,000 (individually or in the aggregate) or (b) any taking of property of any Obligor or any Subsidiary of any Obligor that results in the receipt by such person of a compensation payment in respect thereof in excess of US$500,000 (individually or in the aggregate).

“Provision for Taxes” means, with respect to any person, for any period, an amount equal to all taxes imposed on or measured by net income, whether foreign or domestic, that are paid or payable by such person and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Questor Funds” means the persons identified on Schedule 9 (Permitted Holders) and their respective successors.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Records” means all of each Restricted Person’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Security created pursuant to the Finance Documents or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Restricted Person with respect to the foregoing maintained with or by any other person).

“Reference Bank” means the principal London office of Citibank NA, London or such other bank or banks as may be appointed by the Agents in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 17 (Representations).

“Restricted Person” means each of the following: (a) GLC, (b) each US Group Member and each Subsidiary of each US Group Member, (c) each Intermediate Holding Company, (d) each UK Group Member and (e) each Subsidiary of Holdings Bermuda.

“Restricted Persons Sale and Investment Amount” means the sum of the following:

(a)                                  the aggregate outstanding principal amount of loans and advances made by any Restricted Person to any Subsidiary of GLC in reliance on Clause 19.9(g)(v) (Loans, Investments, Etc.) together with the aggregate outstanding principal amount of any such loans and advances made by such Restricted Person after 31 October 2004 and on or before the date hereof;

(b)                                  the aggregate maximum amount for which Restricted Persons could be liable in connection with any assumptions by such Restricted Person’s reimbursement obligations of any Subsidiary of GLC (if the related letters of credit are fully drawn) made in reliance on Clause 19.9(g)(v) (Loans, Investments, Etc.) together with the aggregate maximum amount of such assumption of reimbursement obligations assumed by such Restricted Person after 31 October 2004 and on or before the date hereof;

(c)                                  the aggregate maximum amount any Restricted Person could be liable under any guarantees for the benefit of any Subsidiary of GLC made in reliance on Clause

19.9(g)(v) (Loans, Investments, Etc.) together with the aggregate maximum amount of such guarantees made by such Restricted Person after 31 October 2004 and on or before the date hereof;

(d)                                  the aggregate capital contributions made by any Restricted Person to any Subsidiary of GLC pursuant to Clause 19.9(g)(v) (Loans, Investments, Etc.) together with the aggregate amount of such capital contributions made by such Restricted Person after 31 October 2004 and on or before the date hereof; and

(e)                                  the fair market value of all assets transferred in Asset Sales made in reliance on Clause 19.6(a)(iii)(G) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) together with the fair market value of all such assets transferred in Asset Sales made after 31 October 2004 and on or before the date hereof.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Trust Deed” means a security trust deed dated on or about the date hereof between, amongst others, the Administrative Agent and the other Finance Parties.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Share Capital” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person’s share capital, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such share capital or other interests (but excluding any debt security that is exchangeable for or convertible into such share capital).

“Share Mortgage” means the mortgage in respect of shares held by the UK Borrower’s Parent in the Borrower.

“Solvent” means , with respect to any person as of any date of determination, that, as of such date, (a) the value of the assets of such person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person, (b) such person is able to pay all liabilities of such person as such liabilities mature and (c) such person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means, with respect to any person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which more than 50% of the voting Share Capital or other voting equity interests (in the case of a business entity other than a corporation) is owned or controlled directly or indirectly by such person, or one or more Subsidiaries of such person, or a combination thereof.

“Tangible Net Worth” means with respect to any person (on an unconsolidated basis), at any time, in accordance with US GAAP (except as otherwise specifically set forth below), the amount equal to the sum of the following: (a) the difference between (i) the aggregate net book value of all assets of such person, calculating the book value of inventory for this purpose on a first-in-first-out basis, after excluding from such assets all goodwill, capitalised financing costs and other assets deemed intangible under US GAAP, and after deducting from such book values all appropriate reserves in accordance with US GAAP (including any reserves for doubtful receivables, obsolescence, depreciation or amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such person (including tax and other proper accruals), plus (b) indebtedness of such person which is subordinated in right of payment to the full and final payment of all of the amounts outstanding under the Finance Documents on terms and conditions acceptable to the Lenders. For purposes of this definition, indebtedness and liabilities shall not include preferred Share Capital, whether or not redeemable.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Total Commitments” means the aggregate of the Commitments being US$6,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate and Deed of Accession to the Security Trustee Deed) or any other form agreed between each of the Agents and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Administrative Agent executes the Transfer Certificate.

“UK Borrower’s Parent” means GeoLogistics International Management (Bermuda) Ltd.

“UK Group Member” means the Borrower and each Subsidiary of the Borrower.

“UK Intercreditor Agreement” means the intercreditor agreement, dated on or about the date hereof between, amongst others, the Borrower, the Original Lenders and Burdale Financial Limited.

“UK Sale and Investment Amount” means the sum of the following:

(a)                                  the aggregate outstanding principal amount of loans and advances made by any UK Group Member to any Other Restricted Person in reliance on Clause 19.9(g)(iv)

(Loans, Investments, Etc.) together with the aggregate outstanding principal amount of any such loans and advances made by such UK Group Member after 31 October 2004 and on or before the date hereof;

(b)                                  the aggregate maximum amount for which any UK Group Member could be liable in connection with any of such UK Group Member’s assumption of reimbursement obligations of any Other Restricted Person (if the related letters of credit are fully drawn) in reliance on Clause 19.9(g)(iv) (Loans, Investments, Etc.) together with the aggregate maximum amount of such assumption of reimbursement obligations assumed by such UK Group Member after 31 October 2004 and on or before the date hereof;

(c)                                  the aggregate maximum amount for which any UK Group Member could be liable under any guarantees made for the benefit of any Other Restricted Person in reliance on Clause 19.9(g)(iv) (Loans, Investments, Etc.) together with the aggregate maximum amount of such guarantees made by Such UK Group Member after 31 October 2004 and on or before the date hereof;

(d)                                  the aggregate amount of capital contributions made by any UK Group Member to any Other Restricted Person in reliance on Clause 19.9(g)(iv) (Loans, Investments, Etc.) together with the aggregate amount of such capital contributions made by such UK Group Member after 31 October 2004 and on or before the date hereof;

(e)                                  the aggregate outstanding principal amount of loans and advances made by any UK Group Member to GIFL in reliance on Clause 19.9(k) (Loans, Investments, Etc.) together with the aggregate outstanding principal amount of such loans and advanced made by such UK Group Member after 31 October 2004 and on or before the date hereof; and

(f)                                    the fair market value of all assets transferred in Asset Sales made in reliance on Clause 19.6(a)(iii)(F) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) together with the fair market value of all such assts transferred in Asset Sales made after 31 October 2004 and on or before the date hereof.

“UK Senior Finance Party” means any agent or lender under any UK Senior Facility Document.

“UK Senior Credit Agreement” means the facility agreement dated 31 March 2000 between the Borrower as borrower and Burdale Financial Limited as the lender.

“UK Senior Facility” means the facility established pursuant to, and governed by, the UK Senior Facility Documents.

“UK Senior Facility Documents” means, collectively, the UK Senior Credit Agreement and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any obligor under and pursuant to the UK Senior Credit Agreement.

“UK Senior Facility Termination Date” means the date on which no collateral granted in connection with the UK Senior Facility is any longer held as Security for the obligations owing by the Borrower under the UK Senior Facility Documents.

“US Intercreditor Agreement” means the intercreditor agreement, dated on or about the date hereof among the administrative agent under the US Second Lien Credit Agreement, each US Senior Lender, the Borrower, and each other Grantor party thereto.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means each Subsidiary of any Restricted Person that is not a Restricted Person.

“US Collateral Documents” means a security agreement, a pledge agreement, each deposit account control agreement and each other document executed and delivered by a US Loan Party pursuant to the US Second Lien Credit Agreement.

“US GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“US Group Member” means each US Loan Party other than LIW and GLC.

“US Guarantor” means a person party to the US Guaranty or otherwise guarantor of any US Secured Obligation.

“US Guaranty” means the guaranty, in substantially the form of Exhibit F (Form of Guaranty) of the US Second Lien Credit Agreement, executed by the US Guarantors party thereto.

“US Loan Documents” means, collectively, the US Second Lien Credit Agreement, the US Notes (if any), the US Guaranty, the US Intercreditor Agreement, the Fee Letter, the US Collateral Documents and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any US Loan Party to the administrative agent or any lender under the US Second Lien Credit Agreement in connection with or pursuant to any of the foregoing.

“US Loan Party” means each of GLC, each US Guarantor and each other Subsidiary of GLC that executes and delivers a US Loan Document and any guarantor, endorser, acceptor, surety or other person liable on or with respect to the US Obligations or who is the owner of any property which is security for the US Obligations.

“US Notes” means a promissory note of GLC payable to the order of any lender under the US Second Lien Credit Agreement in a principal amount equal to the amount of such lender’s loan to GLC under the US Second Lien Credit Agreement evidencing the indebtedness of GLC to such lender under the US Second Lien Credit Agreement resulting from such loan.

“US Obligations” means the loans and all other amounts, obligations, covenants and duties owing by GLC to either of the Agents, any lender, any affiliate of any of them or any indemnitee, in each case under the US Second Lien Credit Agreement, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under the US Second Lien Credit Agreement, any other US Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to GLC under the US Second Lien Credit Agreement or any other US Loan Document.

“US Obligors” means any Obligor that is incorporated and/or has a registered office or place of business (as the case may be) in a state of the United States of America.

“US Second Lien Credit Agreement” means the US$4,000,000 second lien credit agreement dated on or about the date hereof between, amongst others, GLC as borrower, Citicorp North America, Inc. as the administrative agent thereunder and Bear Stearns Corporate Lending Inc., as syndication agent.

“US Secured Obligations” means, in the case of GLC, the US Obligations, and, in the case of any other US Loan Party, the obligations of such US Loan Party under the US Guaranty and the other US Loan Documents to which it is a party.

“US Secured Party” means the lenders and the administrative agent under the US Second Lien Credit Agreement and any other holder of the US Secured Obligations.

“US Senior Borrowers” means, together, Expo, MIL and GLA.

“US Senior Credit Agreement” means the amended and restated loan and security agreement dated 7 November 2001 between the US Senior Lender and the US Senior Borrowers.

“US Senior Facility” means the facility established pursuant to, and governed by, the US Senior Facility Documents.

“US Senior Facility Documents” means, collectively, the US Senior Credit Agreement and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any Grantor Party or any Affiliate of any Grantor Party to the US Senior Lender or any other US Senior Secured Party in connection with or pursuant to any of the foregoing.

“US Senior Lender” means Congress Financial Corporation (Western), a California corporation.

“US Senior Secured Party” means, collectively, the US Senior Lender and each other holder of any amount outstanding under the US Senior Facility.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Voting Share Capital” means the Share Capital of any person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling persons, of such person (irrespective of whether, at the time, Share Capital of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

1.2                               Construction

(a)                                  Unless a contrary indication appears, any reference in this Agreement to:

(i)                                    the “Agents”, the “Arrangers”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                “assets” includes present and future properties, revenues and rights of every description;

(iii)                            a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                   “including” when used in any Finance Document means “including without limitation” except when used in the computation of time periods;

(vi)                               a “person” includes any person, firm, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                       a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                              a time of day is a reference to London time.

(b)                                  Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                  A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived;

(e)                                  US$ and/or dollar denotes the lawful currency of the United States of America.

1.3                               Third party rights

(a)                                  Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)                                  Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2                                         THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Finance Parties’ rights and obligations

(a)                                  The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                  The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                               “Know your customer” checks

(a)                                  If:

(i)                                    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                any change (including without limitation, any change in the composition of members of any Obligor) in the status of an Obligor after the date of this Agreement; or

(iii)                            a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the relevant Agent (in the case of the Administrative Agent, for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the relevant Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                  Each Lender shall promptly upon the request of an Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the relevant Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                                  The Borrower shall, by not less than 10 Business Days’ prior written notice notify each Agent (which, in the case of the Administrative Agent, shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Guarantor pursuant to Clause 22 (Changes to the Obligors).

(d)                                  Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges an Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the relevant Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the relevant Agent (in the case of the Administrative Agent, for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the relevant Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

3                                         PURPOSE

3.1                               Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its working capital requirements and/or general corporate purposes of it and its Subsidiaries.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                         CONDITIONS OF UTILISATION

4.1                               Conditions precedent

(a)                                  The Borrower may deliver the Utilisation Request only if the Administrative Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to each of the Agents.  The Agents shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)                                  The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date no Default is continuing or would result from the Loan.

4.2                               Maximum number of Loans

The Borrower may not request that the Loan be divided.

SECTION 3

UTILISATION

5                                         UTILISATION

5.1                               Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Administrative Agent of one duly completed Utilisation Request for the full amount of the Facility not later than the Specified Time.

5.2                               Completion of the Utilisation Request

(a)                                  The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                    the proposed Utilisation Date is the Closing Date;

(ii)                                the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                            the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)                                  Only one Utilisation may be requested.

5.3                               Currency and amount

(a)                                  The currency specified in the Utilisation Request must be dollars.

(b)                                  The amount of the proposed Loan must be the Available Facility.

5.4                               Lenders’ participation

(a)                                  If the conditions set out in this Agreement have been met, each Lender shall make available to the Administrative Agent its participation in the Loan by the Utilisation Date through its Facility Office.

(b)                                  The Administrative Agent shall notify each Lender of the amount of the Loan and the amount of its participation in that Loan by the Specified Time.

SECTION 4

REPAYMENT AND PREPAYMENT

6                                         REPAYMENT

6.1                               Repayment of Loans

The Borrower shall repay the entire unpaid principal amount of all outstanding Loans together with all accrued but unpaid interest thereon on the Final Maturity Date.

6.2                               Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7                                         PREPAYMENT

7.1                               Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                  that Lender shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)                                  upon the Administrative Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                  the Borrower shall repay that Lender’s participation in the Loans on the last Business Day of the Interest Period occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                               Mandatory prepayment – disposals

Upon receipt by GLC or any of its Subsidiaries of Net Cash Proceeds arising from (i) an Asset Sale or Property Loss Event or (ii) from an Equity Issuance or Debt Issuance, the Borrower shall immediately prepay the Loan in an amount equal to 100% of such Net Cash Proceeds except as otherwise provided by the Intercreditor Agreements.

7.3                               Voluntary prepayment of Loan

(a)                                  If the Borrower gives the Administrative Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, the Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000 and an integral multiple of US$500,000 or such lesser amount as may be outstanding).

7.4                               Right of repayment in relation to a single Lender

(a)                                  If:

(i)                                    any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)                                any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1. (Increased costs); or

(iii)                            any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formula),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                                  On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans.

7.5                               Restrictions

(a)                                  Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)                                  Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                  The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                                  The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                    If the Administrative Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the relevant Lenders and/or the Borrower, as appropriate.

SECTION 5

COSTS OF UTILISATION

8                                         INTEREST

8.1                               Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                  Margin;

(b)                                  LIBOR; and

(c)                                  Mandatory Cost, if any.

8.2                               Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three Month intervals from the first day of such Interest Period).

8.3                               Default interest

(a)                                  Effective immediately upon the occurrence of an Event of Default and for as long as such Event of Default shall be continuing, the principal balance of the Loan and the amount of all other Obligations then due and payable shall accrue interest on all outstanding amounts under the Facility from the due date up to the date of actual payment (both before and after judgment) at a rate (the “Default Interest Rate”) which, subject to paragraph (b) below, is one per cent higher than the rate applicable to the Loan or other Obligations from time to time.  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand to the Administrative Agent.

(b)                                  If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)                                    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)                                the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on the relevant amount will be compounded with that amount at the end of each Interest Period applicable to that amount but will remain immediately due and payable.

8.4                               Notification of Rate of Interest

The Administrative Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9                                         INTEREST PERIODS

9.1                               Selection of Interest Periods

(a)                                  The Borrower may select an Interest Period for the Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                  Each Selection Notice for the Loan is irrevocable and must be delivered to the Administrative Agent by the Borrower not later than the Specified Time.

(c)                                  If the Borrower fails to deliver a Selection Notice to the Administrative Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to this Clause 9.1 and Clause 9.2 (Changes to Interest Periods), be one Month.

(d)                                  Subject to this Clause 9, the Borrower may select for the Loan an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Administrative Agent (acting on the instructions of all the Lenders).

(e)                                  An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

(f)                                    Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2                               Changes to Interest Periods

The Administrative Agent may change any Interest Period determined pursuant to Clause 9.1(c) in compliance with Clause 9.1(e) and upon making such change, it shall promptly give notice thereof to the Borrower and the Lenders.

9.3                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                                  CHANGES TO THE CALCULATION OF INTEREST

10.1                        Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Bank but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Bank.

10.2                        Market disruption

(a)                                  If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                    the Margin;

(ii)                                the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                            the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                  In this Agreement “Market Disruption Event” means:

(i)                                    at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Reference Bank does not supply a rate to the Administrative Agent to determine LIBOR for dollars for the relevant Interest Period; or

(ii)                                before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from a Lender or Lenders (whose participations are at least fifty per cent of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3                        Alternative basis of interest or funding

(a)                                  If a Market Disruption Event occurs and any of the Agents or the Borrower so requires, the Agents and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                  Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4                        Break Costs

(a)                                  The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)                                  Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                                  FEES

GLC has agreed to pay to the Agents and the Arrangers certain fees, expenses and other amounts, the amount and dates of payment of all of which are embodied in the Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12                                  TAX GROSS UP AND INDEMNITIES

12.1                        Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)                                    a Lender:

(A)                               which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(B)                               in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(iii)                            is treated as a resident of a Treaty State for the purposes of the Treaty; and

(iv)                               does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

12.2                        Tax gross-up

(a)                                  Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                  The Borrower shall promptly upon becoming aware that either itself or another relevant Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Administrative Agent accordingly.   Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender.  If the Administrative Agent receives such notification from a Lender it shall notify the Borrower and the relevant Obligor (as the case may be).

(c)                                  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                  An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                                    the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                the relevant Lender is a Treaty Lender and he Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                 A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3                        Tax indemnity

(a)                                  The Borrower shall (within three Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                  Paragraph (a) above shall not apply:

(i)                                    with respect to any Tax assessed on a Finance Party:

(A)                               under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                               under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)                               would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)                                  A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.

(d)                                  A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Administrative Agent.

12.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5                        Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6                        Value added tax

(a)                                  All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                                  If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                                  Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13                                  INCREASED COSTS

13.1                        Increased costs

(a)                                  Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                  In this Agreement “Increased Costs” means:

(i)                                    a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                an additional or increased cost; or

(iii)                            a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                        Increased cost claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Borrower.

(b)                                  Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                        Exceptions

(a)                                  Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                    attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)                            compensated for by the payment of the Mandatory Cost; or

(iv)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                                  In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14                                  OTHER INDEMNITIES AND MITIGATION

14.1                        Currency indemnity

(a)                                  If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                    making or filing a claim or proof against that Obligor;

(ii)                                obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                  Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other indemnities

The Borrower shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Indemnitee (as defined in Clause 16.1 (Guarantee and indemnity)) against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                  the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3                        Indemnity to the Agents

The Borrower shall promptly indemnify each of the Agents against any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:

(a)                                  investigating any event which it reasonably believes is a Default; or

(b)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4                        Mitigation

(a)                                  Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                  Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15                                  COSTS AND EXPENSES

15.1                        Transaction expenses

The Borrower shall on demand pay the Administrative Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, syndication, due diligence and other investigations and appraisals of:

(a)                                  this Agreement and any other documents referred to in this Agreement;

(b)                                  any other Finance Documents executed after the date of this Agreement; and

(c)                                  any other agreement relating to the consumption of the transaction contemplated herein.

15.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 26.9 (Change of currency), the Borrower shall, upon demand, reimburse each of the Agents for the amount of all costs and expenses (including legal fees) reasonably incurred by that Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3                        Enforcement costs

The Borrower shall, upon demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4                        Court proceedings

The Borrower shall and it shall procure that each relevant Obligor shall, pay to the Administrative Agent (for and on behalf of the Indemnitees (as defined in Clause 16.1 (Guarantee and indemnity)) on demand all costs and expenses (including legal fees) incurred by any Indemnitee (as defined in Clause 16.1 (Guarantee and indemnity)) in connection with:

(a)                                  commencement, defense or intervention in any court proceeding relating in any way to the obligations of any Obligor under this Agreement or any other Finance Document, US Loan Document, US Senior Facility Document or UK Senior Facility Document; and

(b)                                  the response to, and preparation for, any subpoena or request for document production with which any Finance Party is served or deposition or other proceeding in which that Finance Party is called to testify, in each case, relating in any way to the obligations of any Obligor or any of their Subsidiaries under this Agreement or any other US Loan Document, Finance Document or US Senior Facility Document or UK Senior Facility Document.

SECTION 7

GUARANTEE

16                                  GUARANTEE AND INDEMNITY

16.1                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                  guarantees to each Finance Party punctual performance by the Borrower of all its obligations under the Finance Documents;

(b)                                  undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)                                  indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover; and

(d)                                  indemnifies each Finance Party, each of their respective Affiliates and each of the directors, officers, employees, agents, trustees, representatives, lawyers, consultants and advisors of a Finance Party or such Affiliate (each an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on the laws of any jurisdiction or other statutory regulation of any jurisdiction, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Finance Document, any US Loan Document, any amount outstanding under any Finance Document, any document filed with the Financial Services Authority any of the US Senior Facility Documents or the UK Senior Facility Documents, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loan or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Clause 16.1(d) to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or wilful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

16.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                        Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                  the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                  each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

16.4                        Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (whether or not known to it or any Finance Party) including:

(a)                                  any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of GLC or any of its Subsidiaries;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

16.5                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.

16.7                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless each of the Agents otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                  to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

16.8                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17                                  REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1                        Corporate/company existence, power and authority; Subsidiaries

(a)                                  Each Restricted Person is a corporation, limited liability company or entity duly organised, as the case may be, and duly organised in good standing under the laws of its jurisdiction of incorporation or organisation, as the case may be, and (where applicable) duly qualified as a foreign corporation and is in good standing in all other jurisdictions where the nature and extent of the business transacted by it or its ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Restricted Person’s financial condition, results of operation or business of GLC and its Subsidiaries taken as a whole or the rights of either Agent and the Lenders in or to any of the Security created pursuant to the Finance Documents.

(b)                                  Attached as Schedule 10 (Group Structure Chart) is a true and correct organisational chart of GLC and each of its Subsidiaries as of the date hereof which identifies each person that is an Intermediate Holding Company and each person that is a Restricted Person at the date hereof.

(c)                                  The execution, delivery and performance of this Agreement and the other Finance Documents and the transactions contemplated hereunder and thereunder (i) are all within each Obligor’s corporate or company powers, (ii) have been duly authorised, (iii) are not in contravention of law or the terms of such Obligor’s certificate of incorporation, constitutional documents or by-laws, or any indenture, agreement or undertaking to which such Obligor is a party or by which such Obligor or its property are bound and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant Security upon any property of any Obligor other than under this Agreement and the other Finance Documents.

(d)                                  This Agreement and the other Finance Documents constitute legal, valid and binding obligations of each Obligor enforceable in accordance with their respective terms.

17.2                        Pari passu ranking

Each Obligor confirms that its payment obligations under the Finance Documents rank at least pari passu in right and priority of payment with all other present and future outstanding unsubordinated indebtedness of the Restricted Persons; provided, however, that the rights and obligations among the Finance Parties and the UK Senior Finance Parties in respect of the Security created pursuant to any of the Finance Documents shall be as set forth in the UK Intercreditor Agreement.

17.3                        Priority of security

The Security securing indebtedness under the Finance Documents constitutes valid and enforceable first mortgages and charges and security interests subject only to permitted Security pursuant to Clause 19.7 (Encumbrances).

17.4                        Financial statements; no material adverse change

All financial statements relating to GLC and its Subsidiaries that have been delivered hereunder or in connection herewith (whether before or after the Closing Date) have been prepared in accordance with Applicable GAAP (except in each case as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present, in all material respects, the financial condition and the results of operations of GLC and its Subsidiaries taken as a whole as at the dates and for the periods set forth therein.

17.5                        Title to properties

Each Restricted Person has valid freehold or leasehold interests in all of its real property (it being understood that Expo occupies premises leased by GLA) and good, valid and merchantable title to all of its other properties and assets subject to no Security of any kind, except those granted to the Administrative Agent and such others as are permitted under Clause 19.7 (Encumbrances).

17.6                        Tax returns

Each Restricted Person has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations that are required to be filed by it (without requests for extension except as previously disclosed in writing to the Administrative Agent).  All information in such Tax returns, reports and declarations is complete and accurate in all material respects.  Each Restricted Person has paid or caused to be paid all Taxes due and payable or claimed due and payable in any assessment received by it, except Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Taxes whether or not yet due and payable and whether or not disputed.

17.7                        Litigation

Except as set forth on Schedule 11 (Litigation), there is no present investigation by any Governmental Authority pending, or to the best of any Restricted Person’s knowledge threatened, against or affecting any Restricted Person, its assets or business and there is no action, suit, proceeding or claim by any person pending, or to the best of any Restricted Person’s knowledge threatened, against any Restricted Person or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, that has a material possibility (as reasonably determined by either Agent) of being adversely determined against any Restricted Person, and if adversely determined against such Restricted Person would result in any material adverse change in the assets, business or condition (financial or otherwise) of GLC and its Subsidiaries, taken as a whole, or would impair the ability of such Restricted Person to perform its obligations hereunder or under any of the other Finance

Documents to which it is a party or of the Administrative Agent to enforce any Obligation or realise any Security created pursuant to any of the Finance Documents.

17.8                        Compliance with other agreements and applicable laws

No Restricted Person is in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Restricted Person is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any Governmental Authority whether of England and Wales, foreign or of the United States at federal, state or local level where such non-compliance would result in any material adverse change in the assets, business or condition (financial or otherwise) of GLC and its Subsidiaries, taken as a whole or impair the ability of such Restricted Person to perform its obligations hereunder or under any of the other Finance Documents to which it is a party or of the Administrative Agent to enforce any Obligation or realise any Security created pursuant to any of the Finance Documents.

17.9                        Environmental compliance

(a)                                  Except as set forth on Schedule 12 (Environmental), no Restricted Person has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any hazardous materials, on or off its premises (whether or not owned by it) in any manner that at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of such Restricted Person complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorisations thereunder.

(b)                                  Except as set forth on Schedule 12 (Environmental), there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Restricted Person’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Restricted Person or the release, spill or discharge, threatened or actual, of any hazardous material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any hazardous materials or any other environmental, health or safety matter, that affects any Restricted Person or its business, operations or assets or any properties at which any Restricted Person has transported, stored or disposed of any hazardous materials.

(c)                                  No Restricted Person has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any hazardous materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any hazardous materials.

(d)                                  Each Restricted Person has all licenses, permits, certificates, approvals or similar authorisations required to be obtained or filed in connection with the operations of such Restricted Person under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorisations are valid and in full force and effect.

17.10                 Employee Benefits

(a)                                  Except as set forth on Schedule 13 (ERISA), in respect of each US Obligor, each Plan is in material compliance with the applicable provisions of ERISA, the United States of America Internal Revenue Code of 1986 and other federal or state law.  Each Plan or Multiemployer Plan that is intended to qualify under Section 401(a) of the United States of America Internal Revenue Code of 1986 has received a favourable determination letter from the United States Internal Revenue Service and to the best of each US Obligor’s knowledge, nothing has occurred that would cause the loss of such qualification.  Each Restricted Person and its ERISA Affiliates have made all required contributions to any Plan or Multiemployer Plan subject to Section 412 of the United States of America Internal Revenue Code of 1986, and no application for a funding waiver or an extension of any amortisation period pursuant to Section 412 of the United States of America Internal Revenue Code of 1986 has been made with respect to any Plan or Multiemployer Plan.

(b)                                  There are no pending or, to the best of each Restricted Person’s knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, other than routine claims for benefits.  To the best of each Restricted Person’s knowledge, there has been no non exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  Each US Obligor confirms that (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the United States of America Internal Revenue Code of 1986) is not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) no Restricted Person or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) that has not been satisfied in full; (iv) no Restricted Person or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Restricted Person or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

17.11                 Intellectual Property

Each Restricted Person owns or licenses or otherwise has, pursuant to a valid and enforceable written agreement, all rights to all Intellectual Property which are necessary and sufficient for the operation of its business as presently conducted and proposed to be conducted.  As of the date hereof, no Restricted Person has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or the United States Copyright Office or any similar office or agency in the United States, any state thereof, any political subdivision thereof or in any other country, other than those described on Schedule 14 (Intellectual Property Rights) and has not granted any licenses or other rights with respect thereto other than as set forth on Schedule 14 (Intellectual Property Rights).  No event has occurred that permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of each Restricted Person’s knowledge, the use, sale, offer for sale, manufacture or import of any slogan or other advertising device, product, process, method, substance or other Intellectual Property by such Restricted Person does not infringe any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other person and no claim or litigation is pending or threatened against or affecting such Restricted Person with respect to the foregoing or otherwise contesting its right to sell or use any such Intellectual Property.  Schedule 14 (Intellectual Property Rights) sets forth all of the agreements or other arrangements of each Restricted Person pursuant to which such Restricted Person has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Restricted Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by such Restricted Person after the date hereof other than licenses related to commercial off the shelf software or embedded software, the “License Agreements”).  No trademark, servicemark or other Intellectual Property at any time used by any Restricted Person that is owned by another person, or owned by such Restricted Person is subject to any Security in favour of any person other than the Finance Parties, the US Secured Parties, the US Senior Secured Parties or the secured parties under the UK Senior Facility Documents, is affixed to any Inventory, except to the extent permitted under the terms of the License Agreements listed on Schedule 14 (Intellectual Property Rights).

17.12                 Subsidiaries; Affiliates; capitalisation; solvency

(a)                                  Except as set forth on Schedule 15 (Restricted Persons), no Restricted Person has any Subsidiary and no Restricted Person is engaged in any joint venture or partnership, in each case except as set forth in Schedule 15 (Restricted Persons) and subject to the right of each Restricted Person to form or acquire Subsidiaries in accordance with Clause 19.9 (Loans, Investments, Etc.).

(b)                                  Each Restricted Person is the record and beneficial owner of all of the issued and outstanding Share Capital of each of its direct Subsidiaries listed and Schedule 15 (Restricted Persons) lists each Restricted Person and all Subsidiaries owned by such Restricted Person. There are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional Share Capital or securities convertible into or exchangeable for Share Capital.

(c)                                  The issued and outstanding shares of the Share Capital of each Restricted Person are directly and beneficially owned and held by the persons indicated on Schedule 15 (Restricted Persons), and in each case all of such shares have been duly authorised and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to the Administrative Agent prior to the date hereof.

(d)                                  As of the date hereof, each US Loan Party and each Obligor is Solvent.

17.13                 Labour disputes

(a)                                  Set forth in Schedule 16 (Disputes) is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Restricted Person and any union, labor organisation or other bargaining agent in respect of the employees of such Restricted Person on the date hereof.

(b)                                  There is (i) no significant unfair labour practice complaint pending against any Restricted Person or, to the best of each Restricted Person’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Restricted Person or, to the best of each Restricted Person’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Restricted Person or, to the best of each Restricted Person’s knowledge, threatened against such Restricted Person.

17.14                 Restrictions on Subsidiaries

Except for restrictions contained in this Agreement or any other agreement with respect to indebtedness of any Restricted Person permitted hereunder as in effect on the date hereof, or any agreement with respect to any Subsidiary of a Restricted Person described in Schedule 15 (Restricted Persons) or any other agreement entered into after the date hereof as part of, and by the parties to, a financing entered into in reliance on Clause 19.6(b)(i) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) or Clause 19.8(i) (Indebtedness), there are no contractual or consensual restrictions on any Restricted Person or any Subsidiary of any Restricted Person that prohibit or otherwise restrict (a) the transfer of cash or other assets to or between Restricted Persons or (b) the ability of any Restricted Person incur indebtedness or grant Security to any Finance Party pursuant to the Finance Documents.

17.15                 Material Contracts

Schedule 17 (Material Contracts) sets forth all Material Contracts to which each Restricted Person is a party or is bound as of the date hereof.  Each Restricted Person has delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof.

17.16                 Investment Company Act; Public Utility Holding Company Act

None of the US Obligors is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the United States of America Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the United States of America Public Utility Holding Company Act of 1935, as amended.

17.17                 Accuracy and completeness of information

All information furnished by or on behalf of any Restricted Person in writing to any Finance Party in connection with this Agreement, any Finance Document or any transaction contemplated hereby or thereby, including, without limitation, all information on any Schedule or any schedule or annex to any other Finance Document is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred that has had or could reasonably be expected to have a material adverse affect on the business, assets or condition (financial or otherwise) of GLC and its Subsidiaries, taken as a whole, that has not been fully and accurately disclosed to the Administrative Agent in writing.

17.18                 Survival of warranties; cumulative

All representations and warranties contained in this Agreement, the Finance Documents or any of the US Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by each Agent regardless of any investigation made or information possessed by either Agent.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties that any Obligor shall give, or cause to be given, pursuant to any Finance Document.

18                                  FINANCIAL COVENANTS

GLC agrees with the Lenders and each Agent to each of the following as long as any amounts under any Finance Document remains outstanding and, in each case, unless the Majority Lenders otherwise consent in writing, and GLC shall and shall cause each Restricted Person and each US Loan Party, as applicable, to comply with the following:

18.1                        Minimum EBITDA

GLC and its Subsidiaries shall achieve, on a consolidated basis, EBITDA, measured as at the end of each month on a rolling twelve-month basis, of not less than the amount set forth opposite such month:

Twelve-Month Period Ending	Minimum EBITDA

November 2004	US$11,600,000

December 2004	US$17,250,000

January 2005	US$17,800,000

February 2005	US$17,800,000

March 2005	US$18,500,000

April 2005	US$19,000,000

May 2005	US$19,000,000

June 2005	US$19,700,000

July 2005	US$20,000,000

August 2005	US$21,000,000

September 2005	US$21,600,000

October 2005	US$22,500,000

November 2005	US$23,300,000

December 2005	US$24,000,000

January 2006	US$24,500,000

February 2006	US$25,000,000

March 2006	US$26,000,000

April 2006	US$27,000,000

18.2                        Minimum Tangible Net Worth

GLC and its Subsidiaries shall maintain, on a consolidated basis, Tangible Net Worth, measured as at the end of each accounting quarter, of not less than the amount set forth opposite such quarter:

Quarter Ending	Minimum Tangible Net Worth(1)

December 31, 2004	-US$39,800,000

March 31, 2005	-US$44,000,000

June 30, 2005	-US$46,000,000

September 30, 2005	-US$46,400,000

December 31, 2005	-US$39,800,000

March 31, 2006	-US$42,000,000

19                                  GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any Obligation remains outstanding and, in each case, unless the Majority Lenders otherwise consent in writing.

19.1                        Maintenance of Existence

Each Obligor shall ensure that each Restricted Person shall at all times preserve, renew and keep in full, force and effect its corporate or company existence and rights and franchises with respect thereto (other than as expressly permitted under Clause 19.6(a)(i) or (v) (Sale of Assets, Consolidation, Merger, Dissolution, Etc)) and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorisations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

(1) “-” indicates negative Tangible Net Worth.

19.2                        Compliance with Laws, Regulations, Etc.

(a)                                  Each Obligor shall ensure that each Restricted Person shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Governmental Authority, applicable to it, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws where such non-compliance would result in a material adverse effect on the assets, business or condition (financial or otherwise) of GLC and its Subsidiaries, taken as a whole, or would materially impair the ability of such Restricted Person to perform its obligations under the Finance Documents to which it is a party or of the Administrative Agent to enforce any Security or realise any Security created pursuant to the Finance Documents, and in the case of each US Loan Party, that it and its ERISA Affiliates shall, at all times comply with ERISA, the United States of America Internal Revenue Code of 1986, the United States of America Occupational Safety and Health Act of 1970, as amended and the United States of America Fair Labour Standards Act of 1938, as amended.

(b)                                  Each Obligor shall ensure that each Restricted Person shall give written notice to the Administrative Agent immediately upon such Restricted Person’s receipt of any notice of, or such Restricted Person otherwise obtaining knowledge of:

(i)                                    the occurrence of any event involving the release, spill or discharge, threatened or actual, of any hazardous material; or

(ii)                                any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Restricted Person; (B) the release, spill or discharge, threatened or actual, of any hazardous material; or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any hazardous materials other than in the ordinary course of and other than as permitted under any applicable Environmental Law.  Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Restricted Person to the Administrative Agent.  Each Restricted Person shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to the Administrative Agent on such response.

(c)                                  Without limiting the generality of the foregoing, whenever either Agent reasonably determines that there is any material non-compliance, or any condition that requires any action by or on behalf of any Restricted Person in order to avoid any material non-compliance, with any Environmental Law, each Obligor shall ensure that such Restricted Person shall, at either Agent’s request and such Restricted Person’s expense:

(i)                                    cause an independent environmental engineer acceptable to each Agent to conduct such tests of the site where a Restricted Person’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(ii)                                provide to the Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Restricted Person’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)                                  Each Obligor shall indemnify and hold harmless each Agent, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a hazardous material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Restricted Person and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Clause 19.2(d) shall survive the payment of any Obligations and the termination or non-renewal of this Agreement.

19.3                        Payment of Taxes and Claims

Each Obligor shall ensure that each Restricted Person shall duly pay and discharge all Taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books.

19.4                        Insurance

Each Obligor shall ensure that each Restricted Person shall at all times, maintain with financially sound and reputable insurers insurance with respect to any Security created pursuant to the Finance Documents against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Each Obligor shall ensure that each Restricted Person shall furnish certificates, policies or endorsements to the Administrative Agent as proof of such insurance, and, if any Restricted Person fails to do so, the Administrative Agent is authorised, but not required, to obtain such insurance at the expense of the Obligors.  All policies shall provide for at least 30 days prior written notice to the Administrative Agent of any cancellation or material reduction of coverage.  Each Obligor shall ensure that each Restricted Person shall cause the Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under each Restricted Person’s insurance policies and that each relevant Restricted Person shall obtain non-contributory lender’s loss payable endorsements to all casualty insurance policies in form and substance satisfactory to each Agent.  The Administrative Agent’s loss payable endorsements shall specify that, subject to the rights of the Finance Parties pursuant to the UK Intercreditor Agreement, the proceeds of such insurance shall be payable to the Administrative Agent as its interests may appear and further specify that the Administrative Agent shall be paid regardless of any act or omission by any Restricted Person or any of its Affiliates.  At its option and subject to the provisions of the

UK Intercreditor Agreement, the Administrative Agent may apply any insurance proceeds received by any Lender at any time to the cost of repairs or replacement of Security created pursuant to the Finance Documents and/or pay any Obligations, whether or not then due, in any order and in such manner as the Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.

19.5                        Financial Statements and Other Information

(a)                                  Each Obligor shall, and shall cause each of GLC and its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Security created pursuant to the Finance Documents and the business of GLC and its Subsidiaries in accordance with Applicable GAAP.  Without limiting any other provision of this Agreement, each Obligor shall furnish or cause to be furnished to the Administrative Agent:

(i)                                    within 30 days after the end of each fiscal month, unaudited consolidated financial statements of GLC and its Subsidiaries and consolidating financial statements of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and through such month, certified to be correct by the chief financial officer of each such entity, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form in Schedule 7 (Form of Compliance Certificate), along with a schedule, in form reasonably satisfactory to each Agent, of the calculations used in determining, as of the end of such month, whether GLC and its Subsidiaries were in compliance with the terms and conditions of this Agreement for such month, including the covenants set forth in Clause 18.1 (Minimum EBITDA) and Clause 18.2 (Minimum Tangible Net Worth); and

(ii)                                within 120 days after the end of each fiscal year, audited consolidated financial statements of GLC and its Subsidiaries and of the Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity and setting forth in comparative form the figures for the corresponding period in the prior year, and if applicable, the latest budgets, forecasts and projections delivered pursuant to paragraph (f) below and a management discussion and analysis of such financial statements and such comparisons), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be a nationally recognised independent accounting firm or, if not, another independent accounting firm selected by such entities and reasonably acceptable to each Agent, that such financial statements have been prepared in accordance with Applicable GAAP in the case of the Borrower and its Subsidiaries, and present fairly in all material respects the results of operations and financial condition of such entities as of the end of and for the fiscal year then ended.

(b)                                  Prior to any Asset Sale anticipated to generate in excess of US$500,000 in Net Cash Proceeds, the Borrower shall send to the Administrative Agent a notice (i) describing such Asset Sale or the nature and material terms and conditions of such transaction and (ii) stating the estimated Net Cash Proceeds anticipated to be received.

(c)                                  Promptly after the sending or receipt thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered or received pursuant to, or in connection with, any US Senior Facility Document and/or UK Senior Facility Document.

(d)                                  Each Obligor shall ensure that GLC shall promptly notify the Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Security created pursuant to the Finance Documents or any other property that is Security for any amount outstanding under the Finance Documents or that would result in any material adverse change in any Restricted Person’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any order, judgment or decree in excess of US$1,000,000 having been entered against any Restricted Person or any Restricted Person’s properties or assets, (iii) any notification of a violation of any law or regulation received by any Restricted Person, (iv) any ERISA Event, and (v) the occurrence of any Default or Event of Default.

(e)                                  GLC shall promptly after the sending or filing thereof furnish or cause to be furnished to the Administrative Agent copies of any financial reports that it sends to its stockholders generally.

(f)                                    Each Obligor shall ensure that GLC shall furnish or cause to be furnished to the Administrative Agent such budgets, forecasts, projections and other information in respect of the Security created pursuant to the Finance Documents and the business of GLC and its Subsidiaries, as either Agent may, from time to time, reasonably request and to notify the auditors and accountants of such Restricted Person that each Agent is authorised to obtain such information directly from them.  Each Agent is hereby authorised to deliver a copy of any financial statement or any other information relating to the business of any Restricted Person to any court or other Governmental Authority or to any participant, transferee or assignee or prospective participant, transferee or assignee.  Each Obligor shall ensure that GLC irrevocably authorises and directs all accountants or auditors to deliver to the Administrative Agent, at GLC’s expense, copies of the financial statements of any Restricted Person and any reports or management letters prepared by such accountants or auditors on behalf of any Restricted Person and to disclose to the Administrative Agent such information as they may have regarding the business of any Restricted Person.  Any information provided to the Administrative Agent pursuant to this Clause 19.5(f) shall be subject to the provisions of Clause 29 (Confidentiality) hereof.  Any documents, schedules, invoices or other papers delivered to the Administrative Agent may be destroyed or otherwise disposed of by the Administrative Agent one year after the same are delivered to the Administrative Agent, except as otherwise designated by any Restricted Person to the Administrative Agent in writing.

19.6                        Sale of Assets, Consolidation, Merger, Dissolution, Etc.

(a)                                  Each Obligor shall not, and shall ensure that each Restricted Person shall not, directly or indirectly, do any of the following:

(i)                                    merge into or with or consolidate with any other person or permit any other person to merge into or with or consolidate with it except for the following:

(A)                               any US Group Member may merge into or with any other US Group Member or GLC; provided, however, that, in the case of any merger involving GLC, GLC shall be the surviving corporation;

(B)                               any Intermediate Holding Company (other than Holdings Bermuda or International Management) may merge into or with any other Intermediate Holding Company or GLC; provided, however, that, (x) in the case of any merger involving GLC, GLC shall be the surviving corporation and, (y) in the case of any merger involving LIW, other than a merger of LIW into GLC, LIW shall be the surviving corporation and (z) in the case of a merger of Holdings Bermuda or International Management, either Holdings Bermuda or International Management shall be the surviving corporation;

(C)                               any UK Group Member may merge into or with any other UK Group Member; provided, however, that, in the case of any merger involving the Borrower, the Borrower shall be the surviving corporation; and

(D)                               any Other Restricted Person may merge into or with any other Other Restricted Person; provided, however, that in the case of any merger involving Asia Pacific, Asia Pacific shall be the surviving corporation; and provided, further, that, after giving effect to such merger, all Share Capital of Asia Pacific shall be pledged to the Administrative Agent for the benefit of the Secured Parties;

(ii)                                sell, issue, assign, transfer or otherwise dispose of any Share Capital to any person except for sales or issuances by GLC of Share Capital of GLC in the extent permitted pursuant to Clause (vi) below and any sale, issuance, assignment, transfer or other disposition:

(A)                               of all of the outstanding Share Capital of any US Group Member to any other US Group Member or GLC;

(B)                               of all of the outstanding Share Capital of any Intermediate Holding Company (other than LIW and Holdings Bermuda) to any other Intermediate Holding Company or GLC;

(C)                               of all of the outstanding Share Capital of any UK Group Member to any other UK Group Member or the UK Borrower’s Parent; provided, however, that such transaction will be permitted solely if, concurrently with the consummation thereof (but after giving effect to such transaction), the Security Trustee, for the benefit of the Finance Parties, is granted a perfected security interest on such Share Capital to secure the Obligations with the same priority as the pledge of such Capital Stock to secure the Obligations entered into as of the date hereof (or as otherwise agreed by the Administrative Agent); and

(D)                               of all of the outstanding Share Capital of any Other Restricted Person other than Asia Pacific to any Other Restricted Person or Holdings Bermuda.

(iii)                            sell, assign, lease, transfer or otherwise dispose of any of its assets (other than sales of Share Capital) permitted by Clause (ii) above or Clause (iv) below to any other person (an “Asset Sale”) except for the following:

(A)                               sales of Inventory in the ordinary course of business;

(B)                               the disposition of worn-out or obsolete equipment or equipment no longer used in the business of such Restricted Person so long as (x) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to the Lenders and (y) such sales do not involve equipment having an aggregate fair market value in excess of US$1,000,000 for all such equipment disposed of by the Restricted Person in any fiscal year or US$500,000 in the fiscal year in which the Final Maturity Date occurs;

(C)                               any sale, assignment, lease or other disposition by any US Loan Party to any other US Loan Party;

(D)                               any sale, assignment, lease or other disposition by any UK Group Member to any US Loan Party or any other UK Group Member;

(E)                                 any sale, assignment, lease or other disposition by any Other Restricted Person to any Other Restricted Person;

(F)                                 any sale, assignment, lease or other disposition by any UK Group Member to any Other Restricted Person; provided, however, that (x) no Default or Event of Default is continuing or would result therefrom, (y) such Asset Sale shall be for a fair market value and other consideration therefor shall be payable in cash and (z) that after giving effect to such Asset Sale, the UK Sale and Investment Amount shall not exceed US$7,500,000;

(G)                               any sale, assignment, lease or other disposition by any Restricted Person to any Subsidiary of GLC; provided, however, that (x) no Default or Event of Default is continuing or would result therefrom, (y) such Asset Sale shall be for fair market value and other consideration therefor shall be payable in cash and (z) that after giving effect to such Asset Sale, the Restricted Persons Sale and Investment Amount shall not exceed US$ 7,500,000;

(H)                               any sale, assignment or other transfer by any Other Restricted Person to any counterparty (other than to GLC or to any subsidiary of GLC) to any factoring arrangement in connection with any financing made in reliance on Clause 19.8(j) (Indebtedness);

(I)                                    any Permitted Sale not otherwise permitted under this Clause (iii); and

(J)                                 any sale or disposition by any Restricted Person permitted pursuant to the US Senior Credit Agreement (or permitted pursuant to a valid waiver or consent if the sale or disposition is otherwise prohibited by the US Senior Credit Agreement) but otherwise not permitted under the US Second Lien Credit Agreement; provided, however that the aggregate fair market value of such sales or dispositions made in reliance on this clause (ix) shall not exceed $5,000,000;

(iv)                               acquire (i) the Share Capital of any person in a transaction in which such Person would become a Subsidiary of such Restricted Person (or (ii) substantially all of the assets of any person (except, in each case of Clauses (i) and (ii) hereof, from a Restricted Person pursuant to a transaction permitted in Clauses 19.6(a), (b) or (c) above) or in connection with the formation of a Permitted Subsidiary;

(v)                                   wind up, liquidate or dissolve except in connection with a Permitted Liquidation;

(vi)                               issue or permit to remain outstanding any Share Capital other than (A) ordinary shares and, in the case of GLC, options and warrants to purchase any ordinary shares (B) in the case of any Subsidiary of GLC, preferred shares issued to a Restricted Person (to the extent the investment by such Restricted Person in such preferred shares is otherwise permitted under the US Second Lien Credit Agreement and (C) in the case of GLC, Permitted Holder Share Capital; provided, however, that each of the following conditions is satisfied as determined by the Administrative Agent:

(A)                               the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Permitted Holder Share Capital;

(B)                               such Permitted Holder Share Capital shall be and remain on terms and conditions satisfactory, including subordination terms, to each Agent and GLC shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Permitted Holder Share Capital or set aside or otherwise deposit or invest any sums for such purpose; and

(C)                               GLC shall furnish to the Administrative Agent all notices or demands in connection with such Permitted Holder Share Capital either received by GLC or on its behalf promptly after the receipt thereof, or sent by GLC or on its behalf concurrently with the sending thereof, as the case may be, or

(vii)                           agree to do any of the foregoing.

(b)                                  GLC shall not permit any of its Unrestricted Subsidiaries to, sell, assign, lease, transfer or otherwise dispose any of its assets out of the ordinary course of business except for:

(i)                                    financing transactions including secured financings and factoring arrangements, entered into by any Unrestricted Subsidiary;

(ii)                                transactions solely between or among GLC and any Subsidiary of GLC or solely between or among two or more Subsidiaries of GLC (including, in each case, capital contributions, dividends and other distributions, loans, mergers, consolidations, liquidations, and dissolutions); and

(iii)                            Permitted Sales.

(c)                                  Notwithstanding anything prohibited by this Clause 19.6, GLC may, and may permit its Subsidiaries to (i) sell, assign, lease, transfer or otherwise dispose of the assets identified on Schedule 18 (Permitted Disposals) and (ii) consummate the Permitted European Consolidation.

19.7                        Encumbrances

Each Obligor shall ensure that no Restricted Person shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Security created pursuant to the Finance Documents, except for the following:

(a)                                  Security in favour of the Finance Parties;

(b)                                  Security created pursuant to and in accordance with the US Loan Documents;

(c)                                  Security securing any amount outstanding under the US Senior Facility Documents and the UK Senior Facility Documents, to the extent such liens, security interest and indebtedness are subject to any Intercreditor Agreement;

(d)                                  liens securing the payment of Taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books;

(e)                                  security deposits in the ordinary course of business;

(f)                                    non-consensual statutory liens (other than liens securing the payment of Taxes) arising in the ordinary course of such Restricted Person’s business to the extent:

(i)                                    such liens secure obligations that are not yet overdue;

(ii)                                such liens are not in imminent danger of foreclosure; or

(iii)                            such liens secure indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(g)                                 zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property that do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Restricted Person as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(h)                                 purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on real property to secure indebtedness permitted under Clause 19.8 (Indebtedness);

(i)                                    the security interests and liens set forth on Schedule 19 (Existing Security) or replacements therefor that do not extend to any other property or increase the amounts secured; and

(j)                                    security interests and liens on the assets of the Other Restricted Persons having entered into any financing transaction permitted pursuant to Clause 19.6(i) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) or Clause 19.8(i) (Indebtedness) securing the obligations under such financing transaction.

19.8                        Indebtedness

Each Obligor shall ensure that no Restricted Person shall incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any indebtedness for borrowed money or sale and leaseback transactions, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any person, except for the following:

(a)                                  the amounts outstanding under the Finance Documents and indebtedness and other obligations owing under the US Second Lien Credit Agreement;

(b)                                  (i)                                    indebtedness owing in respect of the US Senior Facility Documents in an aggregate amount (including any outstanding interest, fees and other charges) not to exceed US$40,000,000 (or, beginning on the Closing Date and ending on or prior to 31 December 2004, US$45,000,000); and

(ii)                                indebtedness owing by the Borrower in respect of the UK Senior Facility Documents in an aggregate amount (including any outstanding interest, fees and other charges) not to exceed £25,000,000; provided, however, that such amount shall be reduced by the amount of any reduction in the “Facility Limit” (under and as defined in the UK Senior Credit Agreement) required by the UK Senior Credit Agreement and any term of similar effect required under the UK Senior Credit Agreement (or any consent or waiver thereunder) because of the receipt by any Restricted Person or a Subsidiary of any Restricted Person of net cash proceeds from an Asset Sale or Property Loss Event;

(c)                                  trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Restricted Person is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Restricted Person, and with respect to which adequate reserves have been set aside on its books;

(d)                                  purchase money indebtedness (including Capital Leases) (i) not incurred in violation of any other provision of this Agreement, (ii) incurred to finance the acquisition of fixed assets and (iii) whose aggregate outstanding principal amount does not exceed US$2,000,000 at any time;

(e)                                  unsecured indebtedness of such Restricted Person arising after the date hereof to any person other than GLC or any Subsidiary of GLC (other than indebtedness of the kind described in any other clause of this paragraph (e); provided, however, that each of the following conditions is satisfied as determined by the Administrative Agent:  (i) such indebtedness shall be at all times on terms and conditions acceptable to each Agent and shall be subordinated to the prior payment in full in cash of the Obligations and the US Secured Obligations outstanding under the Finance Documents (including interest accruing after the beginning of any bankruptcy or insolvency proceeding, whether or not allowed in such proceeding) on terms and conditions satisfactory to each Agent, (ii) the Administrative Agent shall have received not less than 10 days prior written notice of the intention of such US Loan Party to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to each Agent the amount of such indebtedness, the persons to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as either Agent may reasonably request with respect thereto, (iii) the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, (iv) on and before the date of incurring such indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such US Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, except, that, such US Loan Party may, after prior written notice to the Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, decease, purchase or otherwise acquire such indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) GLC shall furnish to the Administrative Agent all notices or demands in connection with such indebtedness either received by such US Loan Party or on its behalf promptly after the receipt thereof, or sent by such US Loan Party or on its behalf concurrently with the sending thereof, as the case may be;

(f)                                    indebtedness owing to any person other than GLC or any Subsidiary of GLC existing on the date hereof and set forth on Schedule 20 (Existing indebtedness); provided, however, that (i) such Restricted Person may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Restricted Person shall not, directly or indirectly (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except that, such Restricted Person may, after prior written notice to the Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) each Obligor shall ensure that each Restricted Person shall furnish to the Administrative Agent all notices or demands in connection with such indebtedness either received by any Restricted Person or on its behalf, promptly after the receipt thereof, or sent by any Restricted Person or on its behalf, concurrently with the sending thereof, as the case may be;

(g)                                 (i) unsecured indebtedness (including, where applicable, guarantees and assumptions of letter of credit obligations) owing to any Restricted Person to the extent it constitutes an investment permitted to be made by such Restricted Person pursuant to Clause 19.9 (Loans, Investments, Etc.) and (ii) indebtedness owing to GIFL in respect of any loan or advance made by GIFL using the proceeds of any loan or advance made by any Restricted Person to GIFL in reliance of Clause 19.9 (Loans, Investments, Etc.) hereof; provided, however, that, in each case of Clauses (i) and (ii) hereof, (A) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to the incurrence, creation or assumption of such indebtedness and (B) all such indebtedness shall be subordinated on terms and conditions satisfactory to each Agent to the prior payment in full in cash of the US Secured Obligations and the Obligations;

(h)                                 other unsecured indebtedness of the Obligors not exceeding US$2,000,000, in the aggregate, owing to any person other than GLC or any Subsidiary of GLC at any one time outstanding; and

(i)                                    indebtedness pursuant to any financing transaction (but not guarantees thereof by any Intermediate Holding Company, US Loan Party or Loan Party), including secured financings and factoring arrangements, entered into by any Other Restricted Person to any person other than GLC or Subsidiaries of GLC having an aggregate principal amount at any time outstanding not to exceed US$7,500,000; and

(j)                                    loans and advances owing to GLC or any Subsidiary of GLC constituting an investment of GLC or such Subsidiary permitted to be made hereunder in reliance on Section 19.9(c) (Loans, Investments, Etc.).

19.9                        Loans, Investments, Etc.

Each Obligor shall ensure that no Restricted Person shall directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Share Capital or indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except for the following:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                  investments in cash or Cash Equivalents; provided, however, that the terms and conditions of any document purporting to create Security pursuant to the Finance

Documents shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

(c)                                  (i) the equity investments of such Restricted Person in its Subsidiaries existing on or prior to 31 October 2004 or issued solely as a result of a conversion of existing intercompany loans (with no additional consideration therefor) (ii) investments (including all loans and advances existing on 31 October 2004 for the appropriate category other than to the extent repaid in cash since 31 October 2004 and all other outstanding loans and advances) in GLC or any Subsidiary of GLC made after 31 October 2004 in an aggregate principal amount outstanding not to exceed, for each category on Schedule 21 (Existing Intercompany Indebtedness) (and calculated on a net basis in the manner set forth on such Schedule), the amount set forth on such Schedule 21 for such category (which represents the outstanding amount of all such loans and advances existing on 31 October 2004 for such category on a net basis), and (iii) investments in each such Subsidiary in an amount not exceeding the amount of any dividend or similar return on capital (but not including any repayments, cancellations of, or other reductions in indebtedness) in the form of cash with respect to any such investment, in either case received or declared, after the date hereof, by such Restricted Person from such Subsidiary or in connection with such Restricted Person’s investment therein; provided, however, that such Restricted Person shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

(d)                                  any transaction permitted by Clause 19.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.);

(e)                                  loans or advances to, or investments in, or purchases or repurchases of the stock, assets or indebtedness of any Restricted Person or guaranties or the assumption of letter of credit obligations for the benefit of another Restricted Person; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to any such loan, advance, investment, purchase, repurchase, guarantee or assumption of letter of credit obligation and (ii) such loans, advances, investments, purchases or repurchases do not violate the capitalisation requirements of any Restricted Person, under applicable laws;

(f)                                    loans or advances consisting of the GIFL US Intercompany Obligations or loans or advances by the Borrower to GIFL; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalisation requirements of any Restricted Person under applicable law, (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL, to (A) GLC in the case of the GIFL US Intercompany Obligations, or (B) the Obligors otherwise and (iv) all of such loans or advances are evidenced by promissory notes or otherwise subject to a credit agreement (in each case, in form and substance satisfactory to each Agent), and, in the case of promissory notes delivered, subject to any prior delivery requirement set forth in the Intercreditor Agreements, to the Administrative Agent; and provided, further, that loans and advances made in reliance on this Clause (f) shall be subordinated on terms and conditions satisfactory to each Agent in to the prior payment in full in cash of the US Secured Obligations and the Obligations;

(g)                                 investments in the form of loans, advances, the assumption of reimbursement obligations under letters of credit, guaranties or capital contributions from:

(i)                                    any US Loan Party to any other US Loan Party;

(ii)                                any UK Group Member or Intermediate Holding Company to any other Obligor;

(iii)                            any Other Restricted Person to any Other Restricted Person;

(iv)                               any UK Group Member to any Other Restricted Person; provided, however, that after giving effect to such investment, the UK Sale and Investment Amount shall not exceed US$7,500,000; or

(v)                                   a Restricted Person to any Subsidiary of GLC; provided, however, that after giving effect to such investment, the Restricted Persons Sale and Investment Amount shall not exceed US$7,500,000, provided, further, that in each case of Clauses (i) through (v) hereof, (x) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such investment (y) and any loans or other obligations made or incurred under such clauses shall be subordinated to the prior payment in full in cash of the Obligations and the US Obligations on terms and conditions satisfactory to each Agent;

(h)                                 Share Capital or obligations issued to any Restricted Person by any person (or the representative of such person) in respect of indebtedness of such person owing to such Restricted Person in connection with the insolvency, bankruptcy, receivership or reorganisation of such person or a composition or readjustment of the debts of such person; provided, however, that, subject to any requirement to deliver such original to any UK Senior Finance Party or any US Senior Secured Party (as the case may be), the original of any such Share Capital or instrument evidencing such obligations shall, subject to the provisions of the Intercreditor Agreements, be promptly delivered to the Administrative Agent, upon either Agent’s request, together with such share transfer form, assignment or endorsement by such Restricted Person as a Lender may request;

(i)                                    obligations of account debtors to any Restricted Person arising from account receivables that are past due evidenced by a promissory note made by such account debtor payable to such Restricted Person; provided, however, that promptly upon the receipt of the original of any such promissory note by such Restricted Person, such promissory note shall, subject to the provisions of the Intercreditor Agreements, be endorsed to the order of the Administrative Agent by such Restricted Person and promptly delivered to the Administrative Agent as so endorsed;

(j)                                    the loans and advances to persons other than GLC or Subsidiaries of GLC set forth on Schedule 21 (Existing Investments); provided, however, that as to such loans and advances, (i) no Restricted Person shall, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, and (ii) each Restricted Person shall furnish to the Administrative Agent all notices or demands in connection with such loans and advances either received by such Restricted Person or on its behalf, promptly after the receipt thereof, or sent by such Restricted Person or on its behalf, concurrently with the sending thereof, as the case may be; and

(k)                                loans or advances by any UK Group Member to GIFL; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalization requirements of any Restricted Person, under applicable laws, (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL to Other Restricted Persons; (iv) all of such loans or advances are evidenced by promissory notes or credit agreements (in each case, in form and substance satisfactory to each Agent and in the case of promissory notes delivered, subject to any prior delivery requirement set forth in the Intercreditor Agreements, to the Administrative Agent; (v) after giving effect to such loan or advance, no violation of sub Clause (g)(iii) of this Clause 19.9 shall have occurred; and provided, further, that loans and advances made in reliance on this sub Clause (k) shall be subordinated on terms and conditions satisfactory to each Agent in to the prior payment in full in cash of the US Secured Obligations and the Obligations, and (vi) after giving effect to such loans or advances, the aggregate amount of loans and advances made in reliance on this Clause (k) plus the UK Sale and Investment Amount does not exceed US$7,500,000.

19.10                 Dividends and Redemptions; Management Fees; Reimbursement

(a)                                  GLC shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its Share Capital now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Share Capital (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in any case in the form of Share Capital consisting of ordinary shares.  Notwithstanding the foregoing, with respect to the Permitted Holder Share Capital, the Borrower may pay, dividends to holders of Permitted Holder Share Capital in accordance with the terms thereof at a rate not to exceed 12% per annum for those paid in cash; provided, however, that no Default of Event of Default shall then exist or arise as a result of such payment.

(b)                                  Each Obligor shall ensure that each Restricted Person may collectively pay to the Permitted Holders or their Affiliates (other than the Restricted Persons and their Subsidiaries) management fees not to exceed US$2,500,000 in the aggregate in any fiscal year, or US$1,250,000 in the fiscal year in which the Final Maturity Date occurs; provided, however, that no Default or Event of Default shall then exist or arise as a result of such payment.

19.11                 Transactions with Affiliates

Each Obligor shall ensure that no Restricted Person shall, directly or indirectly, except as provided in Clause 19.10 (Dividends and Redemptions; Management Fees; Reimbursement) (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent or other person affiliated with any Restricted Person (other than the Borrower and its Subsidiaries), except in the ordinary course of and pursuant to the reasonable requirements of such Restricted Person’s business and upon fair and reasonable terms no less favourable to such Restricted Person than such Restricted Person would obtain in a comparable arm’s length transaction with an unaffiliated person, or (b) make any payments to any officer, employee, natural person shareholder or director of any Restricted Person of management, consulting or other fees for management or similar services, or of any indebtedness, owing to such individual except reasonable compensation to officers, employees and directors for services rendered to such Restricted Person in the ordinary course of business.  For this purpose, Affiliate shall not include any other Restricted Person.

19.12                 Compliance with ERISA

Each Restricted Person shall and shall cause each of its ERISA Affiliates to do all of the following:

(a)                                  maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the United States of America Internal Revenue Code of 1986 and other Federal and state law;

(b)                                  cause each Plan that is qualified under Section 401(a) of the United States of America Internal Revenue Code of 1986 to maintain such qualification;

(c)                                  not terminate any of such Plans so as to incur any liability to the United States Pension Benefit Guaranty Corporation;

(d)                                  not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder that would subject such Restricted Person or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the United States of America Internal Revenue Code of 1986 or ERISA;

(e)                                  make all required contributions to any Plan or Multiemployer Plan that it is obligated to pay under Section 302 of ERISA, Section 412 of the United States of America Internal Revenue Code of 1986 or the terms of such Plan or Multiemployer Plan;

(f)                                    not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan; or

(g)                                 not allow or suffer to exist any occurrence of a reportable event as defined in Section 4043 of ERISA or any other event or condition that presents a material risk of termination by the United States of America Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the United States of America Pension Benefit Guaranty Corporation.

19.13                 End of Financial Years, Financial Quarters

Each Obligor shall ensure that each Restricted Person shall, for financial reporting purposes, cause its (a) financial years to end on 31 December of each year and (b) financial quarters to end on 31 March, 30 June, 30 September and 31 December of each year.

19.14                 Change in Business

(a)                                  Each Obligor shall ensure that no Restricted Person shall engage in any business other than the business of such Restricted Person on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Restricted Person is engaged on the date hereof.

(b)                                  Neither International Management nor Holdings Bermuda shall engage in any business or activity other than (i) holding shares in the Share Capital of their respective Subsidiaries and Affiliates, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders and (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

19.15                 Limitation of Restrictions Affecting Subsidiaries

Each Obligor shall ensure that no Restricted Person shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Subsidiary of such Restricted Person to:

(a)                                  pay dividends or make other distributions or pay any indebtedness owed to any Restricted Person

(b)                                  make loans or advances to any Restricted Person

(c)                                  transfer any of its properties or assets to any Restricted Person; or

(d)                                  create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under

(i)                                    applicable law,

(ii)                                this Agreement,

(iii)                            customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Person,

(iv)                               customary restrictions on dispositions of real property interests found in reciprocal easement agreements of any Restricted Person,

(v)                                   any agreement relating to permitted indebtedness incurred by any Restricted Person (other than any Grantor Party) prior to the date on which such Restricted Person became a Restricted Person and outstanding on such date

(vi)                               any agreement set forth in Schedule 15 (Restricted Persons), as in effect on the date hereof,

(vii)                           the extension or continuation of contractual obligations of any Restricted Person in existence on the date hereof; provided, however, that (x) any such encumbrances or restrictions contained in such extension or continuation are no less favourable to the Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued and (y) in the case of any agreement with respect to any Unrestricted Subsidiary or otherwise set forth on Schedule 15 (Restricted Persons), such extension or continuation (together with, if requested by either Agent, the delivery of a copy of the relevant documentation) is disclosed to each Agent reasonably prior to the effectiveness thereof; and

(viii)                       the terms of any financing transaction permitted by Clause 19.8(j) with respect to the property of the Other Restricted Person having entered into such financing transaction.

19.16                 License Agreements

Each Obligor shall ensure that each Restricted Person shall (a) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (b) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (c) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that any Restricted Person may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Restricted Person; provided, however, that such Restricted Person shall give the Administrative Agent not less than 30 days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (d) give the Administrative Agent prompt written notice of any material License Agreement entered into by such Restricted Person after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as either Agent may request, (e) give the Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to the Administrative Agent (promptly upon the receipt thereof by such Restricted Person in the case of a notice to such Restricted Person, and concurrently with the sending thereof in the case of a notice from such Restricted Person) a copy of each notice of default and every other notice and other communication received or delivered by such Restricted Person in connection with any material License Agreement that relates to the right of such Restricted Person to continue to use the property subject to such License Agreement and (f) furnish to the Administrative Agent, promptly upon the request of either Agent, such information and evidence as either Agent may require from time to time concerning the observance, performance and compliance by such Restricted Person or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

19.17                 Use of Proceeds

Each Obligor shall ensure that all Loans made by any Lender to the Borrower pursuant to the provisions hereof shall be used by GLC or any of its Subsidiaries only for general operating, working capital and other proper corporate purposes of the Borrower or any of its Subsidiaries not otherwise prohibited by the terms hereof.

19.18                 Access to Premises

Each Obligor shall ensure that from time to time as requested by the Administrative Agent, at the cost and expense of the Borrower, (a) the Administrative Agent or its designee shall have complete access to all of the Restricted Persons’ premises during normal business hours and after notice to the Borrower, or at any time and without notice to any Restricted Person if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Security created pursuant to the Finance Documents and all of the Restricted Persons’ books and records, including, without limitation, the Records, and (b) each Restricted Person shall promptly furnish to the Administrative Agent such copies of such books and records or extracts as either Agent may request, and (c) the Administrative Agent or its designee may use during normal business hours such of the Restricted Persons’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realisation of any Security created pursuant to the Finance Documents.

19.19                 Collection of Accounts

(a)                                  Each Obligor shall ensure that no US Loan Party has any deposit accounts as of the date hereof, except as set forth on Schedule 23 (Deposit Account).  No US Loan Party shall directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) the Administrative Agent shall have received not less than five Business Days prior written notice of the intention of such US Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such US Loan Party is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to the Administrative Agent and (iii) if such deposit account is opened after the payment in full of all non-contingent obligations under the US Senior Facility Documents, on or before the opening of such deposit account, such US Loan Party shall as the Administrative Agent may specify either (i) deliver to the Administrative Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such US Loan Party and the bank at which such deposit account is opened and maintained or (ii) arrange for the Administrative Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to the Administrative Agent.  The terms of this Clause 19.19 shall not apply to deposit accounts specifically and exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of a US Loan Party’s salaried employees.

(b)                                  Each Obligor shall ensure that no US Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 23 (Deposit Account) and that no US Loan Party shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (i) the Administrative Agent shall have received not less than five Business Days prior written notice of the intention of such US Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to each Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such US Loan Party is dealing and the purpose of the account and (ii) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to each Agent.

19.20                 No Speculative Transactions

Each Obligor shall ensure that no Restricted Person or any of its Subsidiaries shall engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

19.21                 Ranking

Each Obligor will ensure that its payment obligations under the Finance Documents will at all times have the ranking specified in Clause 17.2 (Pari passu ranking).

19.22                 Further Assurances

(a)                                  To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and persons that become Grantor Parties after the Closing Date), each Obligor agrees promptly to do, or cause each Grantor Party (and, to the extent deemed by either Agent to be necessary or appropriate to consummate the transactions contemplated in this Clause 19.22, each other Restricted Person) to do, each of the following, unless otherwise agreed by each Agent to:

(i)                                    deliver to the Administrative Agent such duly executed guarantees and related documents, in each case in form and substance reasonably satisfactory to each Agent and as either Agent deems necessary or advisable in order to ensure that (i) each Grantor Party and each Subsidiary of any Grantor Party that has guaranteed indebtedness of any obligor under any UK Senior Facility Document or any US Senior Facility Document or indebtedness permitted pursuant to Clause 19.8 (Indebtedness) hereunder guarantees as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; and

(ii)                                deliver to the Administrative Agent such duly-executed documents purporting to create Security pursuant and in accordance with any Finance Document, in each case in form and substance reasonably satisfactory to each Agent and as either Agent deems necessary or advisable in order to effectively grant to the Administrative Agent, for the benefit of the Finance Parties (i) a valid, perfected and enforceable security interest (second in priority only to the security interests granted pursuant to the UK Senior Facility Documents or the US Senior Facility Documents) in the Share Capital and other debt securities owned by each Grantor Party and each Subsidiary of any Grantor Party that has granted (and then only to the extent of such grant) a security interest in such Share Capital or other debt securities to secure indebtedness under any UK Senior Facility Documents and/or US Senior Facility Documents or

indebtedness permitted pursuant to Clause 19.8 (Indebtedness) and (ii) a valid, perfected and enforceable security interest (second in priority only to the security interests granted pursuant to the UK Senior Facility Documents or the US Senior Facility Documents) in all property interests and other assets of any Obligor and any Subsidiary of each Grantor Party granted (and then only to the extent of such grant) a security interest in any such property interests or other assets to secure indebtedness owing under any US Senior Facility Document or US Senior Facility Document or indebtedness permitted pursuant to Clause 19.8(e) (Indebtedness) hereunder.

(b)                                  At the request of the Administrative Agent at any time and from time to time, each Obligor shall cause each Grantor Party to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, (including promissory notes evidencing intercompany indebtedness owed by or owed to GIFL), and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Security created pursuant to the Finance Documents and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Finance Documents.

20                                  EVENTS OF DEFAULT

20.1                        Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a)                                  any Obligor fails to pay when due any amount outstanding under the Finance Documents (other than interest or fees due hereunder);

(b)                                  any Obligor fails to pay any interest or fees within three days after such interest or fees become due hereunder;

(c)                                  any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in any of the Finance Documents and:

(i)                                    such failure shall continue for 10 Business Days; provided, however, that, such 10 Business Day period shall not apply in the case of (A) any failure to perform a term, covenant, condition or provision that results in the occurrence of an Event of Default addressed in any other provision or paragraph of this Clause 20.1, (B) any failure to perform any such term, covenant, condition or provision that has been the subject of two previous failures within the prior twelve-month period or (C) an intentional breach by any Obligor of such term, covenant, condition or provision; and

(ii)                                with respect to a breach of the covenant set forth in Clause 18.1 (Minimum EBITDA) and Clause 18.2 (Minimum Tangible Net Worth), such breach shall not be deemed an Event of Default if (A) such breach arises from either (1) a failure to meet the minimum EBITDA amount set forth in Clause 18.1 (Minimum EBITDA) by no more than US$5,000,000 or (2) a failure to meet the minimum Tangible Net Worth amount set forth in Clause 18.2 (Minimum

Tangible Net Worth) by no more than US$7,500,000 and (B) within 30 days (which period may not be extended by any other cure period provided for in this Agreement) of the date of such failure any one or more Questor Funds or one or more Affiliates of the Questor Funds shall have (1) executed and delivered, or arranged to have issued, to the Lenders, a guarantee (provided, however, that if any Affiliate of a Questor Fund, rather than a Questor Fund is issuing a guarantee, such Affiliate must be acceptable to each Agent) with respect to any amount outstanding under the Finance Documents or other such credit support that shall be in form and substance satisfactory to each Agent, and shall continue in full force and effect, without decrease, until such time as any amount outstanding under the Finance Documents are indefeasibly paid in full or (2) provide to the Borrower cash as a capital contribution or on a subordinated (in a manner satisfactory to each Agent) indebtedness basis, in either case for an amount equal to the absolute difference between (I) the covenanted minimum EBITDA amount and the actual EBITDA amount then reported pursuant to Clause 18.1 (Minimum EBITDA) or (II) the covenanted minimum Tangible Net Worth amount and the actual Tangible Net Worth amount then reported pursuant to Clause 18.2 (Minimum Tangible Net Worth), as the case may be (the “Breach Amount”); provided, however, that in the event of a subsequent such breach of either Clause 18.1 (Minimum EBITDA) or Clause 18.2 (Minimum Tangible Net Worth), such breach shall not be an Event of Default if within the same time period as set forth in this Clause 20.1(c)(ii)  such persons take any of the actions described in (1) or (2) above for the amount that the subsequent Breach Amount exceeds the prior Breach Amount;

(d)                                  any representation, warranty or statement of fact made by any Obligor to any Finance Party in this Agreement, the other Finance Documents or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(e)                                  a lien, security interest or other encumbrance on the GIFL US Intercompany Obligations is granted, is purported to be granted or is suffered to exist by any of the Finance Parties other than (i) in favour of the US Senior Secured Parties to secure indebtedness under the US Senior Facility Documents and/or the UK Senior Facility Documents and (ii) in favour of the Finance Parties;

(f)                                    any Obligor revokes or terminates any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favour of any Finance Party;

(g)                                 any judgment for the payment of money is rendered against any Obligor in excess of US$2,500,000 in any one case or in excess of US$5,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Obligor or any of their assets;

(h)                                 any Obligor, which is a partnership, limited liability company, limited liability partnership or corporation, dissolves or suspends or discontinues doing business;

(i)                                    any Obligor becomes unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(j)                                    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any US Obligor or all or any part of its properties and any US Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or such petition or application is not dismissed within 90 days after the date of its filing or the relief requested is granted sooner;

(k)                                a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganisation, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any US Obligor or for all or any part of any US Obligor’s property;

(l)                                    a moratorium is declared in respect of any indebtedness of any Obligor (other than a US Obligor);

(m)                              any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than a US Obligor);

(ii)                                a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than a US Obligor);

(iii)                            the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor (other than a US Obligor) or any of its assets; or

(iv)                               enforcement of any Security over any assets of any Obligor (other than a US Obligor),

or any analogous procedure or step is taken in any jurisdiction;

(n)                                 any default by any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money other than any Finance Document, or any capitalised lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than the Finance Parties, in any case in an amount in excess of US$2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(o)                                  an ERISA Event which results in or could reasonably be expected to result in liability of any Obligor in an aggregate amount in excess of US$500,000;

(p)                                  any Change of Control;

(q)                                  the indictment by any Governmental Authority, or as either Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Obligor of which any Obligor, or either Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of either Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Security created pursuant to the Finance Documents having a value in excess of US$500,000 or (ii) any other property of such Obligor that is necessary or material to the conduct of its business;

(r)                                  without the prior written consents of each Agent, which consents shall not be unreasonably withheld, GLC or any Subsidiary of GLC (other than the US Guarantors or the Borrower), in connection with sales of all or substantially all the assets of a Subsidiary of GLC (other than the US Guarantors or the Borrower) or sales of all the Share Capital of a Subsidiary of GLC (other than the US Guarantors or the Borrower), sells or agrees to sell assets or Share Capital having a fair market value in excess of US$10,000,000 in the aggregate for the term of this Agreement;

(s)                                  any “Event of Default” that occurs under and as defined in any US Senior Facility Document, any UK Senior Facility Document or any other agreement, document, note and/or instrument executed or delivered in connection therewith; or

(t)                                    an event of default under any Finance Document.

20.2                        Remedies

During the continuance of any Event of Default, the Administrative Agent may and, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts outstanding under the Finance Documents to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts outstanding under the Finance Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in paragraphs (20.1(i)) or (20.1(j)) of Clause 20.1 (Events of Default), the Loan, all such interest and all such amounts outstanding under the Finance Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to the remedies set forth above, the Administrative Agent may, subject to the terms of the Intercreditor Agreements, exercise any remedies provided for by the Security created pursuant to any of the Finance Documents in accordance with the terms thereof or any other remedies provided by applicable law.

SECTION 9

CHANGES TO PARTIES

21                                  CHANGES TO THE LENDERS

21.1                        Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the “Existing Lender”) may:

(a)                                  assign any of its rights; or

(b)                                  transfer by novation any of its rights and obligations,

to an Eligible Assignee (the “New Lender”) provided, however, that (i) if any such assignment shall be of the assigning Lender’s Loans and Commitment, such assignment shall cover the same percentage of such Lender’s Loans and Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Transfer Certificate with respect to such assignment) shall in no event (if less than the assigning Lender’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent (which consents shall not be unreasonably withheld or delayed).

21.2                        Conditions of assignment or transfer

(a)                                  An assignment will only be effective on:

(i)                                    receipt by the Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to each Agent) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was an Original Lender; and

(ii)                                performance by the Administrative Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Administrative Agent shall promptly notify to the Existing Lender and the New Lender.

(b)                                  A transfer will only be effective if the procedure set out in Clause 21.5 (Procedure for transfer) is complied with.

(c)                                  If:

(i)                                    a Lender assigns or transfer any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New

Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs).

then the New Lender or Lender acting through its new Facility Office is only entitled to received payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change has not occurred.

21.3                        Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Administrative Agent (for its own account) a fee of US$3,500.

21.4                        Limitation of responsibility of Existing Lenders

(a)                                  Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                the financial condition of any Obligor or any of its Subsidiaries;

(iii)                            the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                  Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                    has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its Subsidiaries and other related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Subsidiaries and other related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                    accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)                                support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.5                        Procedure for transfer

(a)                                  Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                  The Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  On the Transfer Date:

(i)                                    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                            the Agents, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                               the New Lender shall become a Party as a “Lender”.

21.6                        Copy of Transfer Certificate to Borrower

The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

21.7                        Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                  to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                  with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)                                  to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, GLC and any of its Subsidiaries and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking in accordance with any customary practices as referenced in Clause 29 (Confidentiality).

22                                  CHANGES TO THE OBLIGORS

22.1                        Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.2                        Additional Guarantors

(a)                                  Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 2.3 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)                                    the Borrower delivers to the Administrative Agent a duly completed and executed Accession Deed; and

(ii)                                the Administrative Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to each Agent.

(b)                                  The Administrative Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to each Agent) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

22.3                        Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

23                                  ROLE OF THE AGENT AND THE ARRANGERS

23.1                        Appointment of the Agents

(a)                                  Each other Finance Party appoints each of the Agents to act as its agents under and in connection with the Finance Documents.

(b)                                  Each other Finance Party authorises each of the Agents to exercise the rights, powers, authorities and discretions specifically given to the relevant Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2                        Appointment of the Syndication Agent

Each other Finance Party appoints the Syndication Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Finance Documents as are delegated to the Syndication Agent thereunder and to exercise such powers as are reasonably incidental thereto.

23.3                        Duties of the Administrative Agent

(a)                                  The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(b)                                  Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                                  If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                  The Administrative Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)                                    Each other Finance Party authorises the Administrative Agent to deliver any amounts received from an Obligor, which the Administrative Agent deems to fall within Clause 26.2 (Distributions by the Agents), to the administrative agent under the US Second Lien Credit Agreement for payment of any amount outstanding under the US Loan Documents in accordance with the terms of the US Second Lien Credit Agreement.

(g)                                 Each Lender hereby consents to the release and directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of paragraph (ii) below, release or subordinate) any Security held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i)                                    all of the Security created pursuant to and in accordance with the Finance Documents and all Obligors, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii)                                any assets that are subject to a replacement lien permitted by Clause 19.7(i) (Encumbrances) or to a lien permitted by Clause 19.7(h) (Encumbrances); and

(iii)                            any part of the Security created pursuant to and in accordance with the Finance Documents which is sold or disposed of by an Obligor if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

(h)                                 Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release the security interests and liens and to be released pursuant to this Clause 23.3 promptly upon the effectiveness of any such release.

23.4                        Role of the Arrangers and Syndication Agent

Except as specifically provided in the Finance Documents, the Arrangers and/or the Syndication Agent have no obligations of any kind to any other Party under or in connection with any Finance Document.

23.5                        No fiduciary duties

(a)                                  Nothing in this Agreement constitutes the Agents or the Arrangers as a trustee or fiduciary of any other person.

(b)                                  Neither the Agents nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

23.6                        Business with GLC and its Subsidiaries

The Agents and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with GLC or any of its Subsidiaries.

23.7                        Rights and discretions of the Agents

(a)                                  The Agents may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                  The Agents may assume (unless it has received notice to the contrary in their capacity as agents for the Lenders) that:

(i)                                    no Default has occurred;

(ii)                                any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                            any notice or request made by the Borrower (other than the Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agents may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                  The Agents may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agents may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                    Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

23.8                        Majority Lenders’ instructions

(a)                                  Unless a contrary indication appears in a Finance Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                  Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                  The Administrative Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                  In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Administrative Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

23.9                        Responsibility for documentation

Neither the Agents nor the Arrangers:

(a)                                  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

23.10                 Exclusion of liability

(a)                                  Without limiting paragraph (b) below, the Agents will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                  No Party (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)                                  The Agents will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agents if the Agents has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agents for that purpose.

(d)                                  Nothing in this Agreement shall oblige the Agents or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agents and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or the Arrangers.

23.11                 Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agents, within three Business Days of demand, against any cost, loss or liability incurred by either of the Agents (otherwise than by reason of the relevant Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

23.12                 Resignation of the Agents

(a)                                  The Agents may resign and by giving notice to the other Finance Parties and the Borrower (after consultation with the Borrower) appoint one of its Affiliates acting through an office as successor.

(b)                                  Alternatively either Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                                  The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                  The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                    Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                 After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above.  In this event, the relevant Agent shall resign in accordance with paragraph (b) above.

23.13                 Confidentiality

(a)                                  In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

23.14                 Relationship with the Lenders

(a)                                  Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                  Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

23.15                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each of the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each of GLC and its Subsidiaries;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of any information provided by any Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

23.16                 Reference Bank

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

23.17                 Deduction from amounts payable by the Agent

If any Party owes an amount to an Agent under the Finance Documents the relevant Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the relevant Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24                                  CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25                                  SHARING AMONG THE FINANCE PARTIES

25.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 26 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Administrative Agent;

(b)                                  the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 26 (Payment mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial payments).

25.2                        Redistribution of payments

The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial payments).

25.3                        Recovering Finance Party’s rights

(a)                                  On a distribution by the Administrative Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

25.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Administrative Agent, pay to the Administrative Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering

Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

25.5                        Exceptions

(a)                                  This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                    it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

26                                  PAYMENT MECHANICS

26.1                        Payments to the Agents

(a)                                  On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the relevant Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the relevant Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                  Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the relevant Agent specifies.

26.2                        Distributions by the Agents

Each payment received by the Agents under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to an Obligor) and Clause 26.4 (Clawback) be made available by the relevant Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the relevant Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

26.3                        Distributions to an Obligor

An Agent may (with the consent of the Obligor or in accordance with Clause 27 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.4                        Clawback

(a)                                  Where a sum is to be paid to an Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                  If an Agent pays an amount to another Party and it proves to be the case that the relevant Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the relevant Agent shall on demand refund the same to the relevant Agent together with interest on that amount from the date of payment to the date of receipt by the relevant Agent, calculated by the relevant Agent to reflect its cost of funds.

26.5                        Partial payments

(a)                                  If the Administrative Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Administrative Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                    first, to pay interest on and then principal of any portion of the Loan the Administrative Agent may have advanced on behalf of any Lender and for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)                                second, to pay for any fees, expense reimbursements or indemnities then due to the Administrative Agent under or pursuant to any Finance Document;

(iii)                            third, to pay for any fees, expense reimbursements or indemnities then due to the Lenders under or pursuant to any Finance Document;

(iv)                               fourth, to pay interest then due and payable in respect of the Loan;

(v)                                   fifth, to pay or prepay principal amounts on the Loan, rateably to the aggregate principal amount of such Loan; and

(vi)                               sixth, to the rateable payment of all other outstanding amounts under any of the Finance Documents;

(b)                                  The Administrative Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(iii) to (a)(vi) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

26.6                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.7                        Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                  During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.8                        Currency of account

(a)                                  Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                  Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

26.9                        Change of currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the Borrower); and

(ii)                                any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(b)                                  If a change in any currency of a country occurs, this Agreement will, to the extent the Agents (acting reasonably and after consultation with the Borrower) specify to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27                                  SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28                                  NOTICES

28.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or (as between an Agent and a Lender) electronic mail.

28.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                  in the case of the Borrower, that identified with its name below;

(b)                                  in the case of each Lender or any other Original Obligor, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Administrative Agent or the Syndication Agent, that identified with its respective name below,

or any substitute address or fax number or electronic mail address or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

If to the Borrower or any of the other Original Obligors incorporated in England:

Royal Court
81 Tweedy Road
Bromley
Kent BR1 1TW
Attention: the Company Secretary
Telephone Number: 020 8460 5050
Facsimile Number: 020 8461 8782

If to any of the Original Obligors incorporated in Bermuda:

Codan Services Limited
Church Street
Hamilton
Bermuda
Attention: Andre J. Dill
Telephone: 441 299 4959
Facsimile: 441 299 4985

If to the Administrative Agent:

Citicorp North America, Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: Mr. Rob Ziemer, Director
Telecopy no: (212) 723-8547
E-Mail Address: rob.ziemer@citigroup.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119
Attention:  Daniel S. Dokos
Telecopy no:  (212) 310-8007
E-Mail Address: daniel.dokos@weil.com.

If to the Syndication Agent:

Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Stephen J. Kampf
Telecopy no: (917) 849-2127
E-Mail Address: skampf@bear.com.

28.3                        Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)                                  Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer (if any) identified with the Administrative Agent’s signature below (or any substitute department or officer as the Administrative Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Administrative Agent.

(d)                                  Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

28.4                        Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.

28.5                        Electronic communication

(a)                                  Any communication to be made between the Administrative Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means.

(b)                                  Any electronic communication made between the Administrative Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Administrative Agent only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.

28.6                        English language

(a)                                  Any notice given under or in connection with any Finance Document must be in English.

(b)                                  All other documents provided under or in connection with any Finance Document must be:

(i)                                    in English; or

(ii)                                if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29                                  CONFIDENTIALITY

Each Lender and each Agent shall use all reasonable efforts to keep information obtained by it pursuant hereto and the other Finance Documents confidential in accordance with such Lender’s or Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than as permitted by Clause 21.7 (Disclosure of information).

30                                  CALCULATIONS AND CERTIFICATES

30.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31                                  PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32                                  REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33                                  AMENDMENTS AND WAIVERS

33.1                        Required consents

(a)                                  Subject to Clause 33.2 (Exceptions) any term of the Finance Documents (other than in respect of the Fee Letter) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                  The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2                        Exceptions

(a)                                  An amendment or waiver that has the effect of changing or which relates to:

(i)                                    the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                an extension to the date of payment of any amount under the Finance Documents;

(iii)                            a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment;

(v)                                   a change to the Borrowers or Guarantors other than in accordance with Clause 22 (Changes to the Obligors);

(vi)                               any provision which expressly requires the consent of all the Lenders; or

(vii)                           Clause 2.2 (Finance Parties’ rights and obligations), Clause 21 (Changes to the Lenders) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)                                  An amendment or waiver which relates to the rights or obligations of the Agents or the Arrangers may not be effected without the consent of the Agents or the Arrangers (as the case may be).

34                                  COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

35                                  GOVERNING LAW

This Agreement is governed by English law.

36                                  ENFORCEMENT

36.1                        Jurisdiction

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 36.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                  irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any) and jurisdiction of incorporation

GeoLogistics Limited	00112456, England

Name of Original Guarantor	Registration number (or equivalent, if any) and jurisdiction of incorporation

GeoLogistics Corporation	Delaware

LIW Holdings Corp.	Delaware

GeoLogistics Americas, Inc.	Delaware

Matrix International Logistics Inc.	Delaware

GeoLogistics Expo Services LLC	Georgia

Sea Bridge Container Lines	Delaware

ACI Inc. Limited	01707113, England

GeoLogistics Expo Services Limited	00862896, England

LEP Transport Limited	01822696, England

LEP International Holdings Limited	02989075, England

LEP International Worldwide Limited	03135785, England

GeoLogistics International (Bermuda) Limited	Bermuda

GeoLogistics International Holdings (Bermuda) Limited	Bermuda

GeoLogistics International Management (Bermuda) Ltd	Bermuda

GeoLogistics Holdings (Bermuda) Limited	Bermuda

Part II
The Original Lenders

Name of Original Lender	Commitment

Citibank International plc	3,000,000

Bear Stearns Corporate Lending Inc.	3,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I
Conditions Precedent to Initial Utilisation

1                                         Original Obligors

(a)                                  A copy of the constitutional documents of each Original Obligor.

(b)                                  A copy of a resolution of the board of directors of each Original Obligor:

(i)                                    approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                  A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)                                  A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2                                         Legal opinions

(a)                                  A legal opinion of the Borrower’s legal advisers in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                  A legal opinion of the Administrative Agent’s legal advisers in England.

3                                         Other documents and evidence

(a)                                  The latest audited consolidated financial statements or annual report and financial statements, as applicable, of each of the Original Obligors incorporated in England.

(b)                                  Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(c)                                  Certified copies of each amendment to the UK Senior Facility Documents executed in connection with this Agreement.

(d)                                  Certified copies of each of the following duly executed or signed (as applicable) documents:

(i)                                    a debenture among the Borrower and certain other Obligors as chargors thereunder and the Security Trustee for and on behalf of the Finance Parties;

(ii)                                a debenture among certain of the Intermediate Holding Companies and the Security Trustee for and on behalf of the Finance Parties; and

(iii)                            a share charge in respect of shares in the Borrower, held by International Management

(iv)                               a side letter between the Administrative Agent and the US Borrower in respect of Mandatory Repayments.

SIGNATORIES

Borrower

GEOLOGISTICS LIMITED

By: /s/ George Papageorghiou

Guarantors

GEOLOGISTICS CORPORATION

By: /s/ R Jackson

LIW HOLDINGS CORP.

By: /s/ R Jackson

GEOLOGISTICS AMERICAS, INC.

By: /s/ R Jackson

MATRIX INTERNATIONAL LOGISTICS INC.

By: /s/ R Jackson

GEOLOGISTICS EXPO SERVICES LLC

By: /s/ R Jackson

SEA-BRIDGE CONTAINER LINES

By: /s/ R Jackson

ACI INC. LIMITED

By: /s/ George Papageorghiou

GEOLOGISTICS EXPO SERVICES LIMITED

By: /s/ George Papageorghiou

LEP TRANSPORT LIMITED

By: /s/ George Papageorghiou

GEOLOGISTICS INTERNATIONAL (BERMUDA) LIMITED.

By: /s/ R Jackson

GEOLOGISTICS INTERNATIONAL HOLDINGS (BERMUDA) LTD.

By: /s/ R Jackson

GEOLOGISTICS INTERNATIONAL MANAGEMENT (BERMUDA) LTD.

By:/s/ R Jackson

GEOLOGISTICS HOLDINGS (BERMUDA) LIMITED

By:/s/ R Jackson

Joint Lead Arrangers And Joint Book Running Managers

CITIGROUP GLOBAL MARKETS INC.

By: /s/ Sebastien Delasnerie

BEAR, STEARNS & CO. INC.

By: /s/ Richard Bram Smith

Administrative Agent

CITICORP NORTH AMERICA, INC.

By: /s/ Rob Ziemer

Syndication Agent

BEAR STEARNS CORPORATE LENDING INC.

By: /s/ Victor Bulzacchelli

Lenders

CITIBANK INTERNATIONAL PLC

By: /s/ Sebastien Delasnerie

BEAR STEARNS CORPORATE LENDING INC.

By: /s/ Victor Bulzacchelli